Exhibit 10.3

Execution Version

U.S. $450,000,000
364-Day Credit Agreement

Dated as of
May 12, 2011

Among

Ensco plc,
 ENSCO International Incorporated,
ENSCO Universal Limited, and
ENSCO Offshore International Company
as Borrowers,

Ensco plc,
ENSCO Global Limited,
ENSCO International Incorporated, And
ENSCO United Incorporated
as Guarantors,

The Banks Named Herein
as Banks,

Citibank, N.A.
as Administrative Agent,

and

Deutsche Bank Securities Inc.
as Syndication Agent,

Joint Lead Arrangers and Joint Book Managers:
Citigroup Global Markets Inc. and
Deutsche Bank Securities Inc.

ARTICLE I                      DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.	Certain Defined Terms

SECTION 1.02.	Computation of Time Periods

SECTION 1.03.	Accounting Terms

SECTION 1.04.	Miscellaneous

ARTICLE II	AMOUNT AND TERMS OF THE ADVANCES

SECTION 2.01.	The Revolving Advances

SECTION 2.02.	Making the Advances

SECTION 2.03.	Fees

SECTION 2.04.	Repayment; Term Loan Conversion

SECTION 2.05.	Interest

SECTION 2.06.	Additional Interest on LIBOR Advances

SECTION 2.07.	Interest Rate Determination and Protection

SECTION 2.08.	Voluntary Conversion of Borrowings; Continuation of LIBOR Borrowings

SECTION 2.09.	Optional Prepayments

SECTION 2.10.	Increased Costs; Capital Adequacy, Etc.

SECTION 2.11.	Illegality

SECTION 2.12.	Payments and Computations

SECTION 2.13.	Taxes

SECTION 2.14.	Sharing of Payments, Etc.

SECTION 2.15.	Ratable Reduction or Termination of the Commitments; Effect of Termination

SECTION 2.16.	Replacement of Bank; Additional Right to Terminate Commitments

SECTION 2.17.	Certificates of Banks

SECTION 2.18.	Increase in Commitments

SECTION 2.19.	Relationship Among Borrowers

SECTION 2.20.	Payments In Respect to Amounts owed to Defaulting Lenders

SECTION 2.21.	Termination of Defaulting Lender Commitment

SECTION 2.22.	Addition of Pride Borrowers

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ARTICLE III	CONDITIONS

SECTION 3.01.	Conditions Precedent to Effectiveness

SECTION 3.02.	Conditions Precedent to Initial Advances

SECTION 3.03.	Conditions Precedent to All Advances

SECTION 3.04.	Determinations Under Sections 3.01, 3.02 and 3.03

ARTICLE IV	REPRESENTATIONS AND WARRANTIES

SECTION 4.01.	Representations and Warranties of the Borrowers

ARTICLE V	COVENANTS

SECTION 5.01.	Affirmative Covenants

SECTION 5.02.	Negative Covenants

ARTICLE VI	EVENTS OF DEFAULT

SECTION 6.01.	Events of Default

ARTICLE VII	THE ADMINISTRATIVE AGENT

SECTION 7.01.	Appointment and Authority

SECTION 7.02.	Administrative Agent Individually

SECTION 7.03.	Duties of Administrative Agent; Exculpatory Provisions

SECTION 7.04.	Reliance by Administrative Agent

SECTION 7.05.	Delegation of Duties

SECTION 7.06.	Non-Reliance on Administrative Agent and Other Banks

SECTION 7.07.	Indemnification

SECTION 7.08.	No Other Duties, etc.

SECTION 7.09.	Resignation by the Administrative Agent

SECTION 7.10.	Syndication Agent, Joint Lead Arrangers, Joint Book Managers, Etc.

SECTION 7.11.	Removal of Administrative Agent

SECTION 7.12.	Cure of Defaulting Lender

ARTICLE VIII	MISCELLANEOUS

SECTION 8.01.	Amendments, Etc.

SECTION 8.02.	Notices, Etc.

SECTION 8.03.	No Waiver; Remedies

SECTION 8.04.	Costs, Expenses and Indemnity

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SECTION 8.05.	Right of Set-Off

SECTION 8.06.	Assignments and Participations

SECTION 8.07.	Governing Law; Entire Agreement

SECTION 8.08.	Interest

SECTION 8.09.	Confidentiality

SECTION 8.10.	Treatment of Information

SECTION 8.11.	USA Patriot Act Notice

SECTION 8.12.	Judgment Currency

SECTION 8.13.	Consent to Jurisdiction

SECTION 8.14.	Appointment of Process Agent

SECTION 8.15.	Waiver of Jury Trial

SECTION 8.16.	Waiver of Immunity

SECTION 8.17.	Waiver of Consequential Damages

SECTION 8.18.	Posting of Approved Electronic Communications

SECTION 8.19.	Margin Stock

SECTION 8.20.	Execution in Counterparts

SECTION 8.21.	Domicile of Loans

SECTION 8.22.	Binding Effect

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Schedule I                      –  Pricing Grid
Schedule II                     –  Applicable Lending Offices
Schedule III                    –  Existing Liens
Schedule IV                    –  Rigs
Schedule V                     –  Unrestricted Subsidiaries (If Any)
Schedule VI                    –  Commitments

Exhibit A  –                      Notice of Borrowing
Exhibit B  –                      Form of Note
Exhibit C  –                      Form of Notice of Letter of Credit
Exhibit D  –                      Compliance Certificate
Exhibit E  –                      Form of Assignment and Acceptance
Exhibit F  –                      Borrower Counterpart

364-Day Credit Agreement

Dated as of May 12, 2011

Ensco plc, an English public limited company (the "Parent"), ENSCO International Incorporated, a Delaware corporation and an indirect wholly owned Subsidiary of the Parent ("EII"), ENSCO Universal Limited, an English private limited company and an indirect wholly owned Subsidiary of the Parent ("EUL"), and ENSCO Offshore International Company, a Cayman Islands exempted company and an indirect wholly owned Subsidiary of the Parent ("EOIC"), any Subsidiary of the Parent (other than a Pride Borrower) that becomes a Borrower in accordance with Section 5.01(k) (such Subsidiaries, together with the Parent, EII, EUL and EOIC being collectively referred to herein as the "Ensco Borrowers" and each, individually, an "Ensco Borrower"), any Pride Borrower that becomes party hereto pursuant to Section 2.22 or Section 5.01(k), ENSCO Global Limited, a Cayman Islands exempted company and a direct wholly owned Subsidiary of the Parent ("Global"), ENSCO United Incorporated, a Delaware corporation and an indirect wholly owned Subsidiary of the Parent ("EUI"), any Pride Guarantor or Ensco Guarantor that becomes party hereto pursuant to Section 5.01(k), the Banks party hereto, Citibank, N.A., as Administrative Agent, and Deutsche Bank Securities Inc., as Syndication Agent, agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

"Administrative Agent" means Citibank, N.A., in its capacity as Administrative Agent pursuant to Article VII, and such term shall include any successor to such entity in such capacity pursuant to Section 7.09.

"Advances" means the Revolving Advances or the Term Loans made by the Banks to the Borrowers pursuant to this Agreement (as divided or combined from time to time as contemplated in the definition herein of Borrowing) and refers to a Base Rate Advance or a LIBOR Advance (each of which shall be a "Type" of Advance).

"Affected Bank" has the meaning specified in Section 2.11.

"Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person.  The term "controls" (including the terms "controlled by" or "under common control with") includes the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of capital stock, securities, partnership interests or other ownership interests, by contract or otherwise.

"Agent's Group" has the meaning specified in Section 7.02(b).

"Agreement" means this 364-Day Credit Agreement, as amended, supplemented or modified from time to time.

"Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Base Rate Advance and such Bank's Eurodollar Lending Office in the case of a LIBOR Advance.

"Applicable Margin" means, (a) for any Interest Period for any LIBOR Advance, the percentage per annum applicable to such LIBOR Advance, set forth in Schedule I under the heading "Applicable Margin for LIBOR Advances" for the relevant Rating Category applicable from time to time and (b) for any Base Rate Advance, the percentage per annum applicable to such Base Rate Advance, set forth in Schedule I under the heading "Applicable Margin for Base Rate Advances" for the relevant Rating Category applicable from time to time.  Any Applicable Margin determined pursuant to this definition shall change when and as the applicable Rating Category changes.

"Approved Electronic Communications" means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent's right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, "Approved Electronic Communication" shall exclude (i) any notice of borrowing, letter of credit request, swing loan request, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.09 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article III or any other condition to any Borrowing or other extension of credit hereunder or any condition precedent to the effectiveness of this Agreement.

"Approved Electronic Platform" has the meaning specified in Section 8.18(a).

"Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit D.

"Bankruptcy Code" means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

"Banks" means the lenders listed on the signature pages hereof and each Eligible Assignee that becomes a Bank party hereto pursuant to Section 2.16, Section 2.18(c), or Section 8.06(a), (b) and (d).

"Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

(a) the rate of interest announced publicly by the Administrative Agent in New York, New York, from time to time, as its base rate; and

(b) the sum of ½ of one percent per annum plus the Federal Funds Rate in effect from time to time; and

(c) 1% plus the rate per annum equal to (a) the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or if such publication is unavailable, such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) determined daily on each Business Day at approximately 11:00 a.m., London time, for Dollar deposits with a term of one month; or (b) if such rate is not available at such time for any reason, the interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum if such rate is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of the Administrative Agent in London, England to prime banks in the London interbank market determined daily on each Business Day at approximately 11:00 A.M. (London time), in an amount substantially equal to the amount in question for a term of one month.

"Base Rate Advance" means an Advance which bears interest as provided in Section 2.05(a).

"Base Rate Borrowing" means a Borrowing comprised of Base Rate Advances.

"Borrower Counterpart" means the Borrower Counterpart to this Agreement substantially in the form of Exhibit E hereto.

"Borrowers" means (a) prior to the Pride Merger Effective Date, the Ensco Borrowers and (b) on and after the Pride Merger Effective Date, the Ensco Borrowers and, upon the satisfaction of the conditions set forth in Section 2.22, the Pride Borrowers.

"Borrowing" means a borrowing hereunder consisting of Advances of the same Type to the same Borrower made on the same day by the Banks and, in the case of LIBOR Advances, having the same Interest Period; provided that (a) all Base Rate Advances outstanding at any time shall thereafter be deemed to be one Borrowing, and (b) subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08 and 2.11, on the last day of an Interest Period for a Borrowing comprised of LIBOR Advances, such Borrowing may be divided ratably to form multiple Borrowings comprised of LIBOR Advances (with the result that each Bank's Advance as a part of each such multiple Borrowing is proportionately the same as its Advance as a part of such divided Borrowing) or combined with all or a ratable portion of the Base Rate Advances or all or a ratable portion of one or more other Borrowings, the Interest Period for which also ends on such day, to form a new Borrowing comprised of LIBOR Advances, such division or combination to be made by notice from the applicable Borrower given to the Administrative Agent not later than noon on the third Business Day prior to the proposed division or combination specifying the date of such division or combination (which shall be a Business Day) and all other relevant information (such as the Borrowings (or portions thereof) to be divided or combined, the respective amounts of the Borrowings resulting from any such division, the relevant Interest Periods, the amount of the Base Rate Advances or other Borrowings (or portions thereof) to be so combined and such other information as the Administrative Agent may request), but in no event shall any Borrowing resulting from, or remaining after, any such division or combination be less than $10,000,000, and in all cases each Bank's Advances as a part of each such combined, resultant or remaining Borrowing shall be proportionately the same as its Advances as a part of the relevant Borrowings prior to such division or combination.  Each Borrowing comprised of a Type of Advance shall be that "Type" of Borrowing.

"Business Day" means (a) any day of the year except Saturday, Sunday and any day on which banks are required or authorized to close in New York City or Dallas, Texas and (b) if the applicable Business Day relates to any LIBOR Advances, any day which is a "Business Day" described in clause (a) and which is also a day for trading by and between banks in the London interbank Eurodollar market.

"Cash Collateralize" means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash collateral in Dollars, at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent (and "Cash Collateralization" and "Cash Collateral" shall have corresponding meanings).

"Change of Control" means (a) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13 d-3 and 13 d-5 of the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Parent, (b) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of the majority of the Directors of the Parent then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Parent then in office, or (c) any Borrower or Guarantor shall cease to be wholly owned, directly or indirectly, by the Parent.

"Code" means the Internal Revenue Code of 1986 as amended from time to time, or any successor Federal tax code, and any reference to any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.

"Commitment" means, with respect to each Bank, the amount set opposite such Bank's name on Schedule VI hereto as its "Commitment" or, if such Bank has entered into any Assignment and Acceptance, or increased its Commitment pursuant to Section 2.18, set forth for such Bank as its Commitment in the Register maintained by the Administrative Agent pursuant to Section 8.06(c), as such amount may be adjusted pursuant to Section 2.15, Section 2.16, Section 2.20 or Section 6.01.

"Commitment Availability" means (a) from the date hereof through but not including the Pride Merger Effective Date, an amount equal to zero Dollars and (b) on and after the Pride Merger Effective Date, the aggregate Commitments.

"Communications" means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto (excluding those solely among the Loan Parties and their Affiliates) relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

"Consolidated" refers to the consolidation of the accounts of the Parent and its Subsidiaries in accordance with GAAP.

"Consolidated Debt" means, as of any date of determination thereof, without duplication, the aggregate principal amount of all then outstanding (a) indebtedness and other obligations of the Parent and its Consolidated Subsidiaries for the repayment of money borrowed, including the unreimbursed amount of any drawings under letters of credit issued for the account of the Parent or any of its Consolidated Subsidiaries, (b) obligations of the Parent and its Consolidated Subsidiaries as lessee under capital leases, (c) letters of credit other than letters of credit issued in the ordinary course of business supporting non-Debt obligations (e.g., bid bonds and performance guaranties incurred under drilling contracts, vessel time charters, or other forms of service agreement in the ordinary course of business), (d) without duplication, guaranties by the Parent and any of its Consolidated Subsidiaries of payment or collection of any obligations described in clauses (a) through (c) above of any other Person, and (e) without duplication, all Other Obligations of the Parent and its Consolidated Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP as of such date; provided that, "Consolidated Debt" shall not include any indebtedness with respect to which cash or cash equivalents in an amount sufficient to repay in full the principal and accrued interest on such indebtedness has been escrowed with the trustee or other depository for the benefit of the note holders in respect of such indebtedness but only to the extent the foregoing constitutes a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness.

"Consolidated Intangible Assets" means, on any date of its determination for the Parent and its Consolidated Subsidiaries on a consolidated basis, assets of such Persons that are considered to be intangible assets under GAAP.

"Consolidated Shareholders' Equity" means, as of any date of determination for the Parent and its Consolidated Subsidiaries, determined on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

"Consolidated Subsidiary" means a Subsidiary of the Parent whose accounts are consolidated with the Parent in accordance with GAAP.

"Consolidated Tangible Net Worth" means, as of any date of determination, for the Parent and its Consolidated Subsidiaries, determined on a consolidated basis, Consolidated Shareholder's Equity on that date minus the Consolidated Intangible Assets of the Parent and its Consolidated Subsidiaries on such date, determined in accordance with GAAP.

"Convert", "Conversion" and "Converted" each refers to a conversion of Advances or a Borrowing of one Type into Advances or a Borrowing of another Type, as the case may be, pursuant to Section 2.07, Section 2.08, Section 2.10(b) or Section 2.11.

"Credit Extensions" means, with respect to any Bank (a) prior to the Term Loan Conversion Date, the aggregate amount of outstanding Revolving Advances owed to such Bank or (b) on and after the Term Loan Conversion Date, the amount of the Term Loans owed to such Bank.

"Debt" means, in the case of any Person, (i) indebtedness of such Person for borrowed money, (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) obligations of such Person to pay the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business and payable on customary terms), (iv) obligations of such Person to deliver property or services for which prepayment has been made, to the extent reflected as a liability pursuant to GAAP, (v) monetary obligations of such Person as lessee under leases that are, in accordance with GAAP, recorded as capital leases, (vi) without duplication, all letters of credit issued for the account of such Person or as to which such Person has any reimbursement obligation, whether or not drawn, (vii) net obligations of such Person under any interest rate, currency, commodity or other swap, cap or collar or under any other derivatives transaction, (viii) obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (ix) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (ix) or clause (xi) of this definition, (x) indebtedness or obligations of others of the kinds referred to in clauses (i) through (ix) or clause (xi) of this definition secured by any Lien on or in respect of any property of such Person, (xi) all liabilities of such Person in respect of unfunded vested benefits under any Plan or Multiemployer Plan, except to the extent an ERISA Affiliate has paid such liabilities within the time prescribed by law, and (xii) without duplication, all Other Obligations of such Person; provided, for clarity, that "Debt" shall not include trade payables and accrued expenses arising in the ordinary course of business, deferred taxes, obligations assumed or liabilities incurred under drilling contracts, vessel time charters or other forms of service agreement in the ordinary course of business (e.g., bid bonds and performance guaranties), or preferred stock with no mandatory redemption feature; provided further that, "Debt" shall not include any indebtedness with respect to which cash or cash equivalents in an amount sufficient to repay in full the principal and accrued interest on such indebtedness has been escrowed with the trustee or other depository for the benefit of the note holders in respect of such indebtedness but only to the extent the foregoing constitutes a complete defeasance of such indebtedness pursuant to the applicable agreement governing such indebtedness.

"Default" means an event which, with the giving of notice or lapse of time or both, would constitute an Event of Default.

"Defaulting Lender" means at any time, subject to Section 7.12, (i) any Bank that has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance or make any other payment due hereunder (each, a "funding obligation"); provided that if such Bank has failed for at least five Business Days to comply with any funding obligation, the Parent may declare such Bank to be a Defaulting Lender in a written notice to the Administrative Agent, (ii) any Bank that has notified the Administrative Agent or the Parent in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, (iii) any Bank that has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement, (iv) any Bank that has, for three or more Business Days after written request of the Administrative Agent or the Parent, failed to confirm in writing to the Administrative Agent and the Parent that it will comply with its funding obligations hereunder (provided that such Bank will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent's and the Parent's receipt of such written confirmation), or (v) any Bank with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Bank or its Parent Company (provided, in each case, that neither the reallocation of funding obligations provided for in Section 2.20 as a result of a Bank's being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender).  Any determination by the Administrative Agent that a Bank is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Bank will be deemed to be a Defaulting Lender (subject to Section 7.12) upon notification of such determination by the Administrative Agent to the Parent and the Banks, except as set forth in the proviso of clause (i) above.

"Distribution" means any direct or indirect dividend, distribution or other payment of any kind or character (whether in cash, securities or other property) (i) in respect of any Equity Interest of the Parent or any of its Subsidiaries or to the holders, as such, of any Equity Interest of the Parent or any of its Subsidiaries (including pursuant to a merger or consolidation) or (ii) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of the Parent or any of its Subsidiaries.

"Dollars" and "$" means lawful money of the United States of America.

"Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Bank or such other office of such Bank as such Bank may from time to time specify to the Parent and the Administrative Agent.

"Effective Date" has the meaning set forth in Section 3.01.

"EII" has the meaning given such term in the preamble to this Agreement.

"Eligible Assignee" means (a) any Bank, (b) any Affiliate of any Bank, and (c) with the consent of the Administrative Agent and, if no Event of Default exists, the Parent (which consent will not be unreasonably withheld, provided however, that the Parent shall be deemed to have consented unless it shall object by written notice to the Administrative Agent within five Business Days after having received written notice in hard copy or by facsimile of such assignment), any other commercial bank or financial institution not covered by clause (a) or clause (b) of this definition; provided that neither the Parent nor any Subsidiary of the Parent shall be an Eligible Assignee.

"Ensco Borrowers" has the meaning given such term in the preamble to this Agreement.

"Ensco Guarantors" means, collectively, the Parent, Global, EII, EUI and each other Affiliate of the Parent (other than Pride and its Subsidiaries) that executes a Guaranty in accordance with Section 5.01(k) or that otherwise executes a Guaranty.

"Ensco Merger Subsidiary" means ENSCO Ventures LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of the Parent.

"Environment" has the meaning set forth in 42 U.S.C. § 9601(8) as defined on the date of this Agreement, and "Environmental" means pertaining or relating to the Environment.

"Environmental Law" means any law, statute, ordinance, rule, regulation, order, decision, decree, judgment, permit, license, authorization or other agreement or Governmental Requirement arising from, in connection with or relating to the pollution, protection or regulation of the Environment or the protection or regulation of health or safety, whether the foregoing are required or promulgated by any government or agency or other authority of or in the United States (whether local, state, or federal) or any foreign country or subdivision thereof, including those relating to the disposal, removal, remediation, production, storing, refining, handling, transferring, processing, recycling or transporting of or exposure to any material or substance, wherever located.

"EOIC" has the meaning given such term in the preamble to this Agreement.

"EPA" means the United States Environmental Protection Agency or any successor thereto.

"Equity Interest" means as to any Person, any capital stock, partnership interest, membership interest or other equity interest in such Person, or any warrant, option or other right to acquire any Equity Interest in such Person.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.

"ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a group of which the Parent is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.

"ERISA Liabilities" means at any time the minimum liability with respect to Plans which would be required to be reflected at such time as a liability on the Consolidated balance sheet of the Parent and its Consolidated Subsidiaries under paragraphs 36 and 70 of Statement of Financial Accounting Standards No. 87, as such Statement may from time to time be amended, modified or supplemented, or under any successor statement issued in replacement thereof.

"EUI" has the meaning given such term in the preamble to this Agreement.

"EUL" has the meaning given such term in the preamble to this Agreement.

"Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

"Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Bank (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time to time specify to the Parent and the Administrative Agent.

"Events of Default" has the meaning specified in Section 6.01.

"Excepted Entities" has the meaning specified in Section 5.02(d).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Federal Funds Rate" means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

"Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any federal agency or authority of the United States from time to time succeeding to its function.

"Fee Letters" means (a) the Arranger Fee Letter dated as of March 8, 2011 among the Parent and the Joint Lead Arrangers and (b) the Administrative Agent Fee Letter dated as of March 8, 2011 between the Parent and the Administrative Agent.

"GAAP" means United States generally accepted accounting principles and policies consistent with those applied in the preparation of the financial statements referred to in Section 4.01(d)(ii).

"Global" has the meaning given such term in the preamble to this Agreement.

"Governmental Requirements" means all judgments, orders, writs, injunctions, decrees, awards, laws, ordinances, statutes, regulations, rules, franchises, permits, certificates, licenses, authorizations and the like and any other requirements of any government or any commission, board, court, agency, instrumentality or political subdivision thereof.

"Guaranties" means (a) the Guaranty Agreement dated as of May 12, 2011 made by the Parent, Global, EUI, and EII in favor of the Administrative Agent for the benefit of the holders of Obligations and (b) any other guaranty agreements or joinders or supplements thereto executed in favor of the Administrative Agent for the benefit of the holders of Obligations, in each case as amended, supplemented, and otherwise modified from time to time.

"Guarantors" means (a) prior to the Pride Merger Effective Date, the Ensco Guarantors and (b) on and after the Pride Merger Effective Date, the Ensco Guarantors, Pride and any Pride Guarantor that becomes party hereto pursuant to Section 5.01(k).

"Hazardous Materials" means (i) any substance or material identified as a hazardous substance pursuant to any Environmental Law, (ii) any substance or material regulated as a hazardous or solid waste pursuant to any Environmental Law, and (iii) any other material or substance regulated under any Environmental Law.  "Hazardous Materials" shall include pollutants, contaminants, toxic substances, radioactive materials, refined products, natural gas liquids, crude oil, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

"Illegality Event" has the meaning specified in Section 2.11.

"Increase Effective Date" has the meaning specified in Section 2.18(d).

"Indemnified Parties" has the meaning specified in Section 8.04(c).

"Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

"Interest Period" means, with respect to each LIBOR Advance, in each case comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into (or the division or combination of any Borrowing resulting in) such an Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months (or, as to any Interest Period, such other period as the applicable Borrower and the Banks may agree to for such Interest Period), in each case as the applicable Borrower may, upon notice received by the Administrative Agent not later than noon (New York City time) on the third Business Day prior to the first day of such Interest Period (or, as to any Interest Period, at such other time as the applicable Borrower and the Banks may agree to for such Interest Period), select; provided that:

(a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day;

(c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which such Interest Period would have ended if there were a numerically corresponding day in such calendar month;

(d) no Interest Period for a Revolving Advance may end after the Revolving Commitment Termination Date;

(e) no Interest Period for a Term Loan may end after the Term Loan Maturity Date; and

(f) the applicable Borrower may not select any Interest Period if any Event of Default exists.

"Investment" means, as applied to any Person, any direct or indirect (i) purchase or other acquisition by such Person of any Equity Interest or Debt of any other Person, (ii) loan or advance made by such Person to any other Person, (iii) guaranty, assumption or other incurrence of liability by such Person of or for any Debt or other obligation of any other Person, (iv) creation of any Debt owed to such Person by any other Person, or (v) capital contribution or other investment by such Person in any other Person.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment or interest earned on such Investment.

"Joint Lead Arrangers" means, collectively, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

"Lender Insolvency Event" means, with respect to any Bank, that (i) such Bank or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Bank or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Bank or its Parent Company, or such Bank or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

"LIBO Rate" means for any Interest Period for each LIBOR Advance comprising part of the same Borrowing (a) the BBA LIBOR, as published by Reuters (or if such publication is unavailable, such other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; or (b) if such rate is not available at such time for any reason, the interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum if such rate is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of the Administrative Agent in London, England to prime banks in the London interbank market at approximately 11:00 A.M. (London time) two Business Days before the first day of such Interest Period, in an amount substantially equal to the amount of the LIBOR Advance comprising part of such Borrowing and for a period equal to such Interest Period.

"LIBOR Advance" means an Advance which bears interest as provided in Section 2.05(b).

"LIBOR Borrowing" means a Borrowing comprised of LIBOR Advances.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any production payment, advance payment or similar arrangement with respect to minerals in place, any agreement to grant any Lien, any agreement to refrain from granting any Lien granted by or required to be granted by any Loan Document, any conditional sale or other title retention agreement and the interest of a lessor under a capital lease), whether or not filed, recorded or otherwise perfected under applicable law.

"Loan Document" means this Agreement, each Note (if any), the Guaranties, each Notice of Borrowing, the Fee Letters and each other document or instrument executed and delivered in connection with this Agreement, as amended, supplemented, and modified from time to time.

"Loan Parties" means, at any time, the Borrowers and the Guarantors, in each case, as of such time.

"Losses" has the meaning specified in Section 8.04(c).

"Majority Banks" means, subject to the second and third sentences of Section 8.01, at any time Banks holding at least 51% of the sum of the then aggregate principal amount of outstanding Advances or, if no such principal amount is then outstanding, Banks having at least 51% of the Commitments.

"Material Adverse Change" means any change in the business, property, financial condition or operations of the Parent and its Subsidiaries has occurred which could reasonably be expected to have a Material Adverse Effect.

"Material Adverse Effect" means any material adverse effect on the business, property, financial condition, or operations of the Parent and its Subsidiaries taken as a whole or the ability of any Loan Party to perform its obligations under any of the Loan Documents; provided that any quantification of threshold amount in the representations, warranties, covenants, or Events of Default contained in this Agreement shall not be deemed to indicate the threshold at which a "Material Adverse Effect" would be caused.

"Material Subsidiary" means, on any date of its determination, any Subsidiary of the Parent (other than Unrestricted Subsidiaries) that owns assets having a book value equal to or greater than ten percent (10%) of the book value of all assets of the Parent and its Consolidated Subsidiaries on such date.

"Moody's" means Moody's Investors Service, Inc. and any successor ratings agency.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Parent or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Parent or any ERISA Affiliate, and more than one employer other than the Parent or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

"Non-Defaulting Lender" means, at any time, a Bank that is not a Defaulting Lender or a Potential Defaulting Lender.

"Note" means a promissory note of a Borrower requested by any Bank payable to the order of such Bank, in substantially the form of Exhibit B, evidencing the Commitment or, if applicable, the Term Loans of such Bank.

"Notice of Borrowing" has the meaning specified in Section 2.02.

"Obligations" means all obligations (liquidated, contingent or otherwise) from time to time owed by any Loan Party or any Subsidiary of a Loan Party pursuant to, as a result of or in connection with any of the Loan Documents, including all principal of and interest on the Advances, and all obligations to pay fees, costs, expenses, indemnities and other amounts under any Loan Document.

"Other Obligations" means, for any Person, as of any date of determination thereof, the aggregate amount, determined in accordance with GAAP as of such date, without duplication of any clause within this definition, all (i) obligations of such Person under any lease which is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes, in an amount equal to the base amount on which rental payments are measured minus the unpaid balance contributed, pledged, or otherwise provided by such Person or its Affiliates to collateralize the lessee's obligations in connection with such lease and minus the principal amount of any of the lessor's debt that such Person or its Affiliates have purchased; (ii) the net cash payment obligations of such Person with respect to any forward sale contract for a commodity with respect to which such Person has received a prepayment by a counterparty thereto, provided that in no event shall "Other Obligations" include forward sales contracts that are entered into in the ordinary course of such Person's trading business, if any, and not intended to function as a borrowing of funds; and (iii) all guaranties of collection or payment of any obligation described in clauses (i) and (ii) of any other Person; provided, however, that in no event shall "Other Obligations" include (a) any completion or performance guaranties (or similar guaranties that a project or a Subsidiary of such Person perform as planned) or (b) pure operating leases entered in the ordinary course of business, including but not limited to pure operating leases of business equipment.

"Other Taxes" has the meaning specified in Section 2.13(c).

"Parent" has the meaning given such term in the preamble to this Agreement.

"Parent Company" means, with respect to a Bank, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Bank, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Bank.

"Payment Office" means the office of the Administrative Agent located at 1615 Brett Road, OPS III, New Castle, DE 19720, or such other office as the Administrative Agent may designate by written notice to the other parties hereto.

"PBGC" means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

"Permitted Debt" means:

(i) Debt incurred pursuant to this Agreement and the other Loan Documents;

(ii) Debt existing on the Effective Date, and subsequent extensions, refinancings or renewals thereof, so long as such extensions, refinancings or renewals do not cause the aggregate principal amount of such Debt to increase from that in effect on the date of this Agreement;

(iii) Debt incurred under any interest rate agreements, foreign exchange agreements or derivative obligations entered into by any Restricted Subsidiary in the ordinary course of business, provided such undertakings are not for speculative purposes;

(iv) Debt owing to the Parent or any Restricted Subsidiary;

(v) Debt of any Restricted Subsidiary in respect of bids, trade contracts, leases, letters of credit, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds and similar obligations, in each case provided in the ordinary course of business;

(vi) Debt (other than Pride Existing Rig Debt) incurred by any Restricted Subsidiary (and guarantees given by any Restricted Subsidiary supporting such Debt) to acquire, construct, renovate or upgrade any drilling rig or marine transportation vessel, including without limitation the Rigs, or to acquire or make an Investment in any company or Person whose principal assets are drilling rigs or marine transportation vessels, in each case provided that (a) the Parent is in proforma compliance with the financial covenant set forth in Section 5.02(a) immediately after giving effect thereto, (b) the Parent and its Subsidiaries are in pro forma compliance with Section 5.01(k) immediately after giving effect thereto as reflected in a certificate of the chief executive officer, chief financial officer or treasurer of the Parent setting forth a detailed calculation of the threshold set forth in Section 5.01(k) and (c) no Default or Event of Default then exists or would be caused thereby;

(vii) Debt of any Person (other than Pride and the Subsidiaries of Pride) existing at the time such Person (a) becomes a Subsidiary of the Parent or any of its Subsidiaries, or (b) is merged with or into the Parent or any of its Subsidiaries; provided that no Default or Event of Default exists at the time of or would occur as a result of the incurrence of such Debt and that such Debt is not recourse to the Parent or any Restricted Subsidiary prior to the date of such Person's acquisition by or merger into the Parent or any of its Subsidiaries;

(viii) the Pride Acquisition Financing; provided that (a) if the Pride Merger Agreement is terminated prior to February 3, 2012, the Pride Acquisition Financing shall not be permitted to remain in existence after the 35th day (or if such day is not a Business Day, the first Business Day thereafter) following the termination of the Pride Merger Agreement or (b) if the Pride Merger Effective Date does not occur on or before February 3, 2012, the Pride Acquisition Financing shall not be permitted to remain in existence after March 9, 2012;

(ix) on and after the Pride Merger Effective Date, the Pride Debt;

(x) Debt pursuant to the Third Amended and Restated Revolving Credit Agreement in an aggregate amount not to exceed (a) $700,000,000 prior to the Pride Merger Effective Date and (b) $1,450,000,000 on and after the Pride Merger Effective Date (subject to any increases pursuant to Section 2.19 of the Third Amended and Restated Revolving Credit Agreement);

(xi) Guarantees of any Restricted Subsidiary of (a) Permitted Debt of any other Restricted Subsidiary or (b) Debt of the Parent, provided that such Debt is permitted to be incurred hereunder;

(xii) extensions, refinancings, renewals or replacements of Debt permitted above which, in the case of any such extension, refinancing, renewal or replacement, does not increase the amount of such Debt being extended, refinanced, renewed or replaced, other than amounts incurred to pay fees and expenses reasonably incurred in connection with such extension, refinancing, renewal or replacement; and

(xiii) any other Debt of the Restricted Subsidiaries, provided (a) the Parent is in proforma compliance with the financial covenant set forth in Section 5.02(a) (immediately after giving effect thereto), (b) no Default or Event of Default exists at the time of the incurrence of such Debt, nor would such result therefrom, and (c) the aggregate principal amount of such Debt of the Restricted Subsidiaries (excluding all such Debt permitted under clauses (i)–(xii) above) outstanding shall not exceed, at the time of incurrence thereof, the greater of (1) $100,000,000 or (2) 10% of Consolidated Tangible Net Worth; provided that no more than $50,000,000 of the Debt permitted by this subclause (xiii) may be Debt which constitutes capital leases in accordance with GAAP.

"Permitted Liens" means

(i) Liens for taxes, assessments or governmental charges or levies on Property of the Parent or a Restricted Subsidiary, if the same shall not at any time be delinquent or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent or such Restricted Subsidiary;

(ii) Liens that are imposed by law in the ordinary course of business, such as carriers', warehousemen's, materialmen's and mechanics' liens, statutory landlord liens, maritime liens and other similar Liens, if the same shall not at any time be delinquent or are being contested in good faith and by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Parent or the appropriate Restricted Subsidiary;

(iii) Liens arising in the ordinary course of business out of or in connection with pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions, social security retirement benefits or other forms of governmental insurance;

(iv) Liens created by any of the Loan Documents or in respect of any Cash Collateralization, letter of credit or other collateral arrangement required by the Loan Documents to secure the Obligations;

(v) Minor defects, irregularities and deficiencies in title to, and easements, rights-of-way, zoning restrictions and other similar restrictions, charges or encumbrances, defects and irregularities in the physical placement and location of pipelines within areas covered by easements, leases, licenses and other rights in real property in favor of the Parent or any Restricted Subsidiary, in each case which do not interfere with the ordinary conduct of business, and which do not materially detract from the value of the property  which they affect;

(vi) Any right of set-off arising under common law or by statute;

(vii) Liens arising from judgments, decrees, arbitration awards or attachments in existence not more than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered by insurance;

(viii) Liens against real property with respect to which the Parent or any Restricted Subsidiary has been granted easements, rights-of-way or other real estate interests, which have been created or incurred prior to the acquisition by the Parent or such Restricted Subsidiary of such easements, rights-of-way or other real estate interests, or thereafter by the Persons from whom the Parent or such Restricted Subsidiary obtains such real estate interests and their successors and assigns (other than the Parent or any Subsidiary);

(ix) Liens incurred in the ordinary course of business to secure performance of tenders, bids or contracts entered into in the ordinary course of business, including without limitation any rights of offset or liquidated damages, penalties, or other fees that may be contractually agreed to in conjunction with any tender, bid, or contract entered into by the Parent or any of its Restricted Subsidiaries in the ordinary course of business;

(x) Liens existing on the Effective Date and listed on Schedule III and Liens incurred pursuant to subsequent extensions, refinancings, or renewals of the underlying obligations secured by such Liens, provided that no additional assets of the Parent or any of its Material Subsidiaries are pledged in support thereof and that the underlying obligations do not increase;

(xi) Liens to secure Permitted Debt recorded as capital leases in accordance with GAAP;

(xii) Liens to secure supersedeas bonds, appeal bonds and similar obligations in an aggregate outstanding amount not to exceed $75,000,000 at any time;

(xiii) Liens to secure Permitted Debt (other than Pride Existing Rig Debt) incurred by any Restricted Subsidiary (and guarantees given by the Parent or any Restricted Subsidiary supporting such Permitted Debt to the extent such guarantees are otherwise permitted under this Agreement) (a) to acquire or construct any drilling rig or marine transportation vessel (including without limitation any Rigs) not owned by the Parent, Pride or any of their respective Subsidiaries as of the date of this Agreement, provided that any such Lien shall exist only against such drilling rig or marine transportation vessel acquired or constructed, (b) to renovate or upgrade any drilling rig or marine transportation vessel (including without limitation any Rigs) not owned by the Parent, Pride or any of their respective Subsidiaries as of the date of this Agreement but which is hereafter acquired or constructed by the Parent or such Restricted Subsidiary incurring such Permitted Debt, provided that any such Lien shall exist only against such drilling rig or marine transportation vessel renovated or upgraded or (c) that are extensions, renewals and replacements of the Liens described in (a) and (b) above, so long as there is no increase in the Debt secured thereby (other than amounts incurred to pay fees and expenses reasonably incurred in connection with such extension, renewal or replacement) and no additional property (other than accessions, improvements, and replacements in respect of such property) is subject to such Lien;

(xiv) (a) Liens on property existing at the time such property is acquired by Parent or any of its Restricted Subsidiaries and not created in contemplation of such acquisition, (b) Liens on the assets of any Person at the time such Person becomes a Subsidiary of Parent and not created in contemplation of such Person becoming a Subsidiary of Parent and (c) extensions, renewals and replacements of the Liens described in (a) and (b) above, so long as there is no increase in the Debt secured thereby (other than amounts incurred to pay fees and expenses reasonably incurred in connection with such extension, renewal or replacement); provided that in each case (1) such Lien shall not extend to property not subject to such Lien on the date of such acquisition or the date such Person became a Subsidiary of Parent, as the case may be (other than accessions, improvements, and replacements in respect of such property), (2) such Lien shall secure only those obligations which it secured on the date of such acquisition or the date such  Person became a Subsidiary of Parent, as the case may be, and extensions, renewals and replacements thereof, so long as there is no increase in the Debt secured thereby (other than amounts incurred to pay fees and expenses reasonably incurred in connection with such extension, renewal or replacement) and (3) the Debt secured by such Lien is permitted pursuant to this Agreement; and

(xv) Any Liens on the Property of the Parent and the Restricted Subsidiaries not permitted above in clauses (i) through (xiv) above which secure Debt in an aggregate outstanding principal amount that does not exceed, at the time of incurrence thereof, the greater of (a) $100,000,000 or (b) 10% of Consolidated Tangible Net Worth.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

"Plan" means an employee benefit plan (other than a Multiemployer Plan) which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Parent or any ERISA Affiliate and covered by Title IV of ERISA.

"Potential Defaulting Lender" means, at any time, (i) any Bank with respect to which an event of the kind referred to in the definition of "Lender Insolvency Event" has occurred and is continuing in respect of any financial institution affiliate of such Bank, (ii) any Bank that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent or the Parent in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other financing agreement, or (iii) any Bank that has, or whose Parent Company has, a non-investment grade rating from Moody's or S&P or another nationally recognized rating agency.  Any determination by the Administrative Agent that a Bank is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Bank will be deemed a Potential Defaulting Lender (subject to Section 7.12) upon notification of such determination by the Administrative Agent to the Parent and the Banks.

"Prescribed Forms" means such forms or statements, and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (a) an income tax treaty between the United States and the country of residence of the Bank providing the forms or statements, (b) the Code, or (c) any applicable rule or regulation under the Code, permit the Borrowers to make payments hereunder for the account of such Bank free of deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

"Pride" means Pride International, Inc., a Delaware corporation.

"Pride Acquisition Financing" means (a) the 3.25% senior unsecured notes of the Parent due 2016 in an aggregate principal amount of $1,000,000,000 and (b) the 4.70% senior unsecured notes of the Parent due 2021 in an aggregate principal amount of $1,500,000,000, in each case, issued and sold pursuant to the Indenture dated as of March 17, 2011 between the Parent and Deutsche Bank Trust Company Americas, as Trustee as supplemented by the Supplemental Indenture dated as of March 17, 2011 between the Parent and Deutsche Bank Trust Company Americas, as Trustee.

"Pride Borrowers" means (a) Pride, (b) Pride International and (c) any Subsidiary of Pride that becomes a Borrower in accordance with Section 5.01(k).

"Pride Debt" means (a) the Pride Senior Notes Debt, (b) the Pride Existing Rig Debt and (c) any other Debt of Pride and its Subsidiaries existing as of the Pride Merger Effective Date in an aggregate principal amount not to exceed $75,000,000.

"Pride Existing Rig Debt" means Debt of Pride and its Subsidiaries existing as of the date of the Pride Merger Agreement in an aggregate principal amount not to exceed $165,300,000 (net of unamortized fair value discounts of $3,300,000 in the aggregate) incurred by Pride or its Subsidiaries to acquire, construct, renovate or upgrade any drilling rig or marine transportation vessel owned by Pride or its Subsidiaries and guarantees given by any Subsidiary of Pride supporting such Debt.

"Pride Guarantors" means, collectively, (a) Pride and (b) any Subsidiary of Pride that executes a Guaranty in accordance with Section 5.01(k) or that otherwise executes a Guaranty.

"Pride Indenture" means the Indenture dated July 1, 2004 by and between Pride and the Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.), as trustee, as supplemented by the Second Supplemental Indenture dated as of June 2, 2009 and the Third Supplemental Indenture dated as of August 6, 2010.

"Pride International" means Pride International Ltd., a British Virgin Islands company.

"Pride Merger" means the merger of Pride into the Ensco Merger Subsidiary (with Pride as the surviving entity) pursuant to the Pride Merger Agreement.

"Pride Merger Agreement" means the Agreement and Plan of Merger dated as of February 6, 2011 among the Parent, the Ensco Merger Subsidiary, EII and Pride, as amended pursuant to the Amendment to Agreement and Plan of Merger dated as of March 1, 2011, as in effect on the date hereof.

"Pride Merger Documentation" means a certificate of merger evidencing the Pride Merger duly prepared and executed in accordance with the relevant provisions of the Pride Merger Agreement, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act and duly filed with the Delaware Secretary of State.

"Pride Merger Effective Date" means the effective date of the Pride Merger as provided in the Pride Merger Documentation.

"Pride Senior Notes Debt" means (a) the 8 1/2% senior unsecured notes of Pride due 2019 in an aggregate principal amount of $500,000,000 issued and sold pursuant to the Pride Indenture, (b) the 6 7/8%  senior unsecured notes of Pride due 2020 in an aggregate principal amount of $900,000,000 issued and sold pursuant to the Pride Indenture and (c) the 7 7/8% senior unsecured notes of the Pride due 2040 in an aggregate principal amount of $300,000,000 issued and sold pursuant the Pride Indenture.

"Process Agent" has the meaning specified in Section 8.14(a).

"Property" or "asset" (in either case, whether or not capitalized) means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

"Ratable Portion" means as to any Bank at any date (i) the amount obtained by dividing (a) such Bank's Commitment at such date by (b) the aggregate amount at such date of all Commitments of all of the Banks, or (ii) if no Commitments exist on such date, the amount obtained by dividing (a) such Bank's Commitment on the day immediately prior to the termination of the Commitments by (b) the aggregate amount of all Commitments of all of the Banks on such day.

"Rating Category" means the relevant Level applicable from time to time as set forth on Schedule I, which is based on the highest ratings of the Parent's senior unsecured long-term debt by Standard & Poor's or Moody's.  If there is a one-notch split between the two ratings, then the level corresponding to the higher rating shall apply.  If there is a more than a one-notch split in the two ratings, then the rating that is one notch higher than the lower rating shall apply.

"Register" has the meaning specified in Section 8.06(c).

"Related Parties" means, with respect to any Person, such Person's Affiliates and such Person's and such Person's Affiliates' respective managers, administrators, trustees,  partners, directors, officers, employees, agents, fund managers and advisors.

"Responsible Person" means the president, chief executive officer, or chief financial officer, as the case may be, of a Borrower and any other designated financial officer thereof, including without limitation any vice president – finance, treasurer, assistant treasurer, or controller.

"Restricted Subsidiary" means any Subsidiary of the Parent that is not an Unrestricted Subsidiary and shall include (a) Global, EII, EUL, EOIC, and EUI, (b) on and after the Pride Merger Effective Date, the Pride Borrowers and Pride Guarantors and (c) all Material Subsidiaries.

"Restricting Information" has the meaning specified in Section 8.10.

"Revolving Advance" means any revolving advance made by the Banks pursuant to Section 2.01 of this Agreement.

"Revolving Commitment Termination Date" means the earlier of (a) May 11, 2012 and (b) the date of termination in whole of the Commitments pursuant to this Agreement.

"Rig" means any and all mobile offshore drilling units (including without limitation jack-up rigs, semi-submersible rigs, drillships, and barge rigs) owned or leased by Parent or any of its Subsidiaries and shall include, as of the Effective Date, those Rigs listed on Schedule IV.

"Standard & Poor's" means Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. on the Effective Date, and any successor ratings agency.

"Subsidiary" of any Person means any corporation, partnership, joint venture, or other entity of which more than 50% of the outstanding capital stock or other Equity Interests having ordinary voting power (irrespective of whether or not at the time capital stock or other Equity Interest of any other class or classes of such corporation, partnership, joint venture, or other entity shall or might have voting power upon the occurrence of any contingency) is at the time owned directly or indirectly by such Person.  Unless otherwise provided or the context otherwise requires, the terms "Subsidiary" and "Subsidiaries" refer to a Subsidiary or Subsidiaries of the Parent.

"Syndication Agent" means Deutsche Bank Securities Inc., in its capacity as syndication agent for the Banks hereunder.

"Taxes" has the meaning specified in Section 2.13(a).

"Termination Event" means (a) a "reportable event", as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Parent or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in Section 4001(a)(2) of ERISA, or the incurrence of liability by the Parent or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

"Term Loan Conversion Date" means May 11, 2012.

"Term Loan Maturity Date" means the first anniversary of the Term Loan Conversion Date.

                        "Term Loans" means any term loan made on the Term Loan Conversion Date pursuant to Section 2.04 of this Agreement.

                         "Term-Out Election" has the meaning specified in Section 2.04.

"Third Amended and Restated Revolving Credit Agreement" means the $1,450,000,000 Third Amended and Restated Credit Agreement among the Loan Parties, Citibank, N.A., as Administrative Agent, the lead arrangers and other agents named therein and the lenders from time to time party thereto.

"Type" has the meaning specified in the definition of the term "Advance" (with respect to an Advance) and in the definition of the term "Borrowing" (with respect to a Borrowing).

"Unrestricted Subsidiary" means any Subsidiary of the Parent designated as such on Schedule V hereto, as supplemented or amended from time to time, which designation, amendment and supplement must be approved by the Majority Banks, such approval not to be unreasonably withheld.

"Voting Stock" means, with respect to any company or corporation, the outstanding shares or stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right to so vote has been suspended by the happening of such a contingency.

"Withdrawal Liability" has the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".  Unless otherwise indicated, all references to a particular time are references to New York City time.

SECTION 1.03. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with, and certificates of compliance with financial covenants shall be based on, GAAP; provided the financial statements and reports required pursuant to Sections 5.01(a)(i) and (ii) shall be prepared in accordance with generally accepted accounting principles consistently applied except to the extent stated therein.

SECTION 1.04. Miscellaneous.  The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.  The term "including" shall mean "including, without limitation,", the term "include" shall mean "include, without limitation," and the term "includes" shall mean "includes, without limitation,".  Unless the context requires otherwise any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as amended, restated, amended and restated, or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, amendments and restatements or other modifications set forth herein).

ARTICLE II

AMOUNT AND TERMS OF THE ADVANCES

SECTION 2.01. The Revolving Advances.  Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make one or more advances (each, a "Revolving Advance") to the Borrowers from time to time on any Business Day during the period from the Pride Merger Effective Date until the Revolving Commitment Termination Date in an aggregate amount not to exceed at any time outstanding the amount equal to its Ratable Portion of the Commitment Availability; provided that, no Revolving Advance shall be required to be made, except as part of a Borrowing that is in an aggregate amount not less than $10,000,000 (and in integral multiples of $1,000,000 in excess thereof), and each Borrowing shall consist of Revolving Advances of the same Type having (in the case of a Borrowing comprised of LIBOR Advances) the same Interest Period, made on the same day by the Banks ratably according to their respective Commitments.  Within the limits set forth in the preceding sentence, the Borrowers may borrow, prepay pursuant to Section 2.09 and reborrow under this Section 2.01 until the Revolving Commitment Termination Date, but in no event will any Bank be obligated to make any Revolving Advance, if (i) the amount of such Revolving Advance plus all other Revolving Advances owed to such Bank would exceed its Commitment or (ii) the amount of such Revolving Advance plus all other Revolving Advances owed to all Banks would exceed the Commitment Availability.

SECTION 2.02. Making the Advances.  (a) Each Borrowing of a Revolving Advance shall be made on notice, given not later than noon (New York City time) (x) in the case of a proposed Borrowing comprised of LIBOR Advances, at least three Business Days prior to the date of the proposed Borrowing (or, as to any proposed Borrowing comprised of LIBOR Advances, at such other time as the applicable Borrower and the Banks may agree to for such proposed Borrowing) and (y) in the case of a proposed Borrowing comprised of Base Rate Advances, on the day of the proposed Borrowing, by the applicable Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof by telex or telecopy or in accordance with Section 8.02.  Each such notice of a Borrowing of a Revolving Advance (a "Notice of Borrowing") shall be given in accordance with Section 8.02, in substantially the form of Exhibit A, identifying therein the requested Borrowing specifying therein the requested (i) date of such Borrowing, (ii) Type of Revolving Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing comprised of LIBOR Advances, initial Interest Period for each such Revolving Advance, provided that the applicable Borrower may not specify LIBOR Advances for any Borrowing if, after giving effect to such Borrowing, LIBOR Advances having more than ten different Interest Periods shall be outstanding.  In the case of a proposed Borrowing comprised of LIBOR Advances, the Administrative Agent shall promptly notify each Bank of the applicable interest rate under Section 2.05(b).  Each Bank shall, before noon (2:00 P.M. (New York City time) in the case of a Borrowing of Revolving Advances comprised of Base Rate Advances) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at its Payment Office, in same day funds, such Bank's ratable portion of such Borrowing.  After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower at the Administrative Agent's aforesaid address.  Each Bank may, at its option, make any Revolving Advance available to any Borrower not organized under the laws of a State of the United States of America by causing any foreign or domestic branch or Affiliate of such Bank to make such Loan; provided that any exercise of such option shall not affect the obligation of such Borrower not organized under the laws of a State of the United States of America to repay such Revolving Advance in accordance with the terms of this Agreement.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower that gives such Notice of Borrowing.  In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of LIBOR Advances, the applicable Borrower shall indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.  Any Bank requesting indemnification under this Section 2.02(b) shall provide to the applicable Borrower a reasonable explanation of any such loss, cost, or expense for which such Bank requests indemnification.

(c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the applicable Borrower severally agree to repay to the Administrative Agent such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower until the date such amount is repaid to the Administrative Agent, (i) in the case of a Borrower, one Business Day after the Administrative Agent requests such payment from such Borrower, which request shall not be sooner than one Business Day after such Bank's ratable portion was due, with interest at the interest rate applicable at the time to Advances comprising such Borrowing, and (ii) in the case of such Bank, forthwith upon demand, with interest at the Federal Funds Rate.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Revolving Advance as part of such Borrowing for purposes of this Agreement.

(d) The failure of any Bank to make the Revolving Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Revolving Advance to be made by such other Bank on the date of any Borrowing.

(e) Each Bank, at its option, may request a Note of each Borrower payable to the order of such Bank, evidencing the indebtedness of such Borrower to such Bank resulting from Revolving Advances owing to such Bank, in substantially the form of Exhibit B hereto.

SECTION 2.03. Fees.  (a)  Prior to the earliest of (i) February 3, 2012, (ii) the Pride Merger Effective Date, and (iii) the date of termination of the Pride Merger Agreement, the Borrowers agree to pay to the Administrative Agent for the account of each Bank a commitment fee at the rate per annum set forth in Schedule I hereto under the heading "Commitment Fee" for the relevant Rating Category applicable from time to time calculated (x) prior to October 1, 2011, on 50% of such Bank's Commitment and (y) on and after October 1, 2011, on the average daily unused amount of such Bank's Commitment (in each case without giving effect to any limitations on availability).

(b) On and after the Pride Merger Effective Date, the Borrowers agree to pay to the Administrative Agent for the account of each Bank a commitment fee on the average daily unused amount of such Bank's Commitment at the rate per annum set forth in Schedule I hereto under the heading "Commitment Fee" for the relevant Rating Category applicable from time to time.

(c) All commitment fees are payable (i) from the Effective Date in the case of each Bank listed on the signature pages hereof and from the effective date specified in the Assignment and Acceptance (or joinder pursuant to Section 2.18(c)) pursuant to which it became a Bank in the case of each other Bank until the Revolving Commitment Termination Date and (ii) quarterly in arrears on the last day of each March, June, September and December, commencing June 30, 2011, and on the Revolving Commitment Termination Date.  Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Lender, such Defaulting Lender will not be entitled to any fees accruing during such period pursuant to this Section 2.03(c) (without prejudice to the rights of the Non-Defaulting Lenders in respect of such fees).

(d) On the Term Loan Conversion Date, the Borrowers agree to pay to the Administrative Agent for the account of each Bank a fee equal to 1.00% multiplied by the aggregate Revolving Advances of such Bank converted to Term Loans on the Term Loan Conversion Date.

(e) The Borrowers shall pay to the Administrative Agent such fees as may be separately agreed to by the Borrowers and the Administrative Agent, as the case may be.

SECTION 2.04. Repayment; Term Loan Conversion.  (a) The Borrowers shall repay to the Banks the principal of all of the Revolving Advances on the Revolving Commitment Termination Date; provided that the Parent may, by giving written notice to the Administrative Agent (who shall promptly notify the Banks thereof) delivered not more than seven days prior to the Term Loan Conversion Date, elect (the "Term-Out Election") to convert all of the Revolving Advances outstanding on the Term Loan Conversion Date into term loans (the "Term Loans") so long as no Default has occurred and is continuing on the date of notice of the Term-Out Election or on the Term Loan Conversion Date and all of the conditions set forth in Section 3.03 have been met on and as of the Term Loan Conversion Date.  Any principal repayments received on the Revolving Commitment Termination Date for Revolving Advances not converted into Term Loans shall be applied first to Base Rate Advances and, after Base Rate Advances have been paid in full, to LIBOR Advances, unless the applicable Borrower shall have otherwise instructed the Administrative Agent in writing.  Upon a Bank's Revolving Advances being converted into Term Loans, its Commitment shall be permanently reduced on the Term Loan Conversion Date to an amount equal to the aggregate principal amount of such Banks' Term Loans converted from Revolving Advances on such date and shall continue for all purposes of this Agreement until the Term Loan Maturity Date, but shall no longer be available for any further Advances.  The Borrowers shall pay interest on the Term Loans in accordance with Section 2.05 below and shall repay all outstanding principal of the Term Loans (together with accrued but unpaid interest) in full on the Term Loan Maturity. After the Term Loan Conversion Date, amounts repaid or prepaid on the Term Loans may not be reborrowed, and the aggregate Commitments shall be permanently reduced, on a pro rata basis among all Banks, by all such amounts of repayment or prepayment.

(b) If at any time the aggregate principal amount of all Revolving Advances owed to any Bank exceeds its Commitment, the Borrowers shall ratably repay to the Banks the Revolving Advances in an amount necessary so that no Bank is owed a principal amount of Revolving Advances that exceeds its Commitment.  If at any time the aggregate principal amount of all Revolving Advances owed to any Bank exceeds its Ratable Portion of the Commitment Availability, the Borrowers shall ratably repay to the Banks the Revolving Advances in an amount necessary so that no Bank is owed a principal amount of Revolving Advances that exceeds its Ratable Portion of the Commitment Availability.

SECTION 2.05. Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance owed by it to each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(a) Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of the Base Rate plus the Applicable Margin in effect for Base Rate Advances from time to time, payable quarterly on the last day of each March, June, September and December during such periods, on each other date provided herein and on the date such Base Rate Advance shall be changed (in whole or in part) as a result of any division or combination of any Borrowing or shall be Converted (in whole or in part); provided that any amount of principal (other than principal of LIBOR Advances bearing interest pursuant to the proviso to Section 2.05(b)) which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the sum of 2% per annum plus the Base Rate plus the Applicable Margin for Base Rate Advances in effect from time to time.

(b) LIBOR Advances.  During such periods as such Advance is a LIBOR Advance, a rate per annum equal, at all times during each Interest Period for such Advance, to the sum of the LIBO Rate for such Interest Period for such Advance plus the Applicable Margin in effect for LIBOR Advances from time to time, payable on the last day of such Interest Period, on each other date provided herein and if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period; provided that any amount of principal of any LIBOR Advance which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the greater of (x) the sum of 2% per annum plus the Base Rate plus the Applicable Margin in effect for Base Rate Advances from time to time, and (y) the sum of 2% per annum plus the rate per annum required to be paid on such Advance immediately prior to the date on which such amount became due.

SECTION 2.06. Additional Interest on LIBOR Advances.  If any Bank is required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, and if as a result thereof there is an increase in the cost to such Bank of agreeing to make or making, funding or maintaining LIBOR Advances, then the applicable Borrower or Borrowers shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), unless such Bank withdraws its demand for such additional amounts pursuant to Section 2.16(b) or the applicable Borrower or Borrowers are not obligated to pay such amounts pursuant to Section 2.16(a), pay to the Administrative Agent for the account of such Bank additional amounts, as additional interest hereunder, sufficient to compensate such Bank for such increased cost.  Such Bank shall provide to the applicable Borrower or Borrowers a reasonable explanation of such amounts to be paid.

SECTION 2.07. Interest Rate Determination and Protection.  (a) The Administrative Agent shall give prompt notice to the Parent and the Banks of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.05(b).

(b) If the Administrative Agent is unable to obtain timely information for determining the LIBO Rate for any LIBOR Advance,

(i) the Administrative Agent shall forthwith notify the Parent and the Banks that the interest rate cannot be determined for such LIBOR Advances,

(ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(iii) the obligation of the Banks to make, or to Convert Advances or Borrowings into, or make divisions or combinations of Borrowings resulting in, LIBOR Advances or LIBOR Borrowings shall be suspended until the Administrative Agent shall notify the Parent and the Banks that the circumstances causing such suspension no longer exist.

(c) If the Majority Banks notify the Administrative Agent that either (A) the applicable interest rate for any Interest Period for any LIBOR Advance will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective LIBOR Advances for such Interest Period, or (B) Dollar deposits in the amounts of their respective Advances for such Interest Period are not available to them in the London interbank market, the Administrative Agent shall forthwith so notify the Parent and the Banks, whereupon

(i) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or, if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

(ii) the obligation of the Banks to make, or to Convert Advances or Borrowings into, or to make divisions or combinations of Borrowings resulting in, LIBOR Advances or LIBOR Borrowings shall be suspended until the Majority Banks shall notify the Administrative Agent (and the Administrative Agent shall thereafter notify the Parent) that the circumstances causing such suspension no longer exist.

(d) If a Borrower shall fail to select the duration of any Interest Period for any LIBOR Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify such Borrower and the Banks and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into LIBOR Advances with an Interest Period of one month.

(e) At the end of the relevant Interest Period following the date on which the aggregate unpaid principal amount of Advances comprising any LIBOR Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into Base Rate Advances, and on and after such date the right of the applicable Borrower to Convert such Advances into LIBOR Advances shall terminate; provided that if and so long as each such Advance shall be of the same Type and have an Interest Period ending on the same date as Advances comprising another Borrowing or other Borrowings, and the aggregate unpaid principal amount of all such Advances of all such Borrowings shall equal or exceed $1,000,000, the applicable Borrower shall have the right to continue all such Advances as, or to Convert all such Advances into, Advances of such Type having an Interest Period ending on such date.

(f) Upon the occurrence and during the continuance of an Event of Default, each LIBOR Advance shall automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

SECTION 2.08. Voluntary Conversion of Borrowings; Continuation of LIBOR Borrowings.  (a) The applicable Borrower may on any Business Day, upon notice given to the Administrative Agent not later than noon (x) in the case of a proposed Conversion into a LIBOR Borrowing, on the third Business Day prior to the date of the proposed Conversion and (y) in the case of a proposed Conversion into a Base Rate Borrowing, on the date of the proposed Conversion and subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08(c) and 2.11, Convert all or any portion of a Borrowing of one Type into a Borrowing of another Type; provided that any Conversion of any LIBOR Borrowing shall be made on, and only on, the last day of an Interest Period for such LIBOR Borrowing.  Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Borrowing (or identified portion thereof) to be Converted and the Type into which it is to be Converted, and (iii) if such Conversion is into a LIBOR Borrowing, the duration of the Interest Period for each LIBOR Advance comprising such LIBOR Borrowing.  Term Loans may be converted and continued, at the election of the applicable Borrower, if not earlier prepaid, through the Term Loan Maturity Date.  LIBOR Advances for which the Interest Period shall not have terminated as of the Term Loan Conversion Date shall be continued as LIBOR Advances for the applicable Interest Period and Base Rate Advances shall be continued as Base Rate Advances after the Term Loan Conversion Date, unless the applicable Borrower shall have elected otherwise by delivery of a notice of Conversion in accordance with this Section 2.08.

(b) The applicable Borrower may continue all or any portion of any LIBOR Borrowing as a LIBOR Borrowing for an additional Interest Period that complies with the requirements set forth in the definition herein of "Interest Period," by giving notice of such Interest Period as set forth in such definition, subject to the limitations in Section 2.02(a) as to the number of permitted Interest Periods and subject to the provisions of Sections 2.07, 2.08(c) and 2.11.

(c) All Borrowings, divisions and combinations of Borrowings, Conversions and continuations under this Agreement shall be effected in a manner that (i) treats all Banks ratably (including, for example, effecting Conversions of any portion of a Borrowing in a manner that results in each Bank retaining its same ratable percentage of both the Converted portion and the remaining portion not Converted), and (ii) in the case of LIBOR Borrowings, results in each LIBOR Borrowing (including, in the case of any Conversion of a portion of a LIBOR Borrowing, both the Converted portion and the remaining portion not Converted) being in an amount not less than $1,000,000; provided that clause (ii) immediately above shall not limit the Borrowers' rights under the proviso of Section 2.07(e).  Upon Conversion of any Borrowing, or portion thereof, into a particular Type, all Advances comprising such Borrowing or portion thereof, as the case may be, will be deemed Converted into Advances of such Type.  Notwithstanding any other provision hereof, during the continuance of any Event of Default no Borrower may divide or combine Borrowings, continue all or any portion of any LIBOR Borrowing for an additional Interest Period or Convert all or any portion of a Borrowing into a LIBOR Borrowing.

SECTION 2.09. Optional Prepayments.  Each Borrower may (i) in respect of LIBOR Advances, upon at least two Business Days' notice, and (ii) in respect of Base Rate Advances, upon notice by noon on the day of the proposed prepayment, to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment and the Types of Advances to be prepaid, and the specific Borrowing or Borrowings to be prepaid in whole or in part, and if such notice is given the applicable Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty; provided that each partial prepayment shall be in an aggregate principal amount not less than $10,000,000 (and in increments of $1,000,000 in excess thereof) or, if less, the entire principal amount thereof then outstanding; and provided further that if such Borrower prepays any LIBOR Advance on any day other than the last day of an Interest Period therefor, such Borrower shall compensate the Banks pursuant to Section 8.04(b).

SECTION 2.10. Increased Costs; Capital Adequacy, Etc.  (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or (ii) the compliance with any guideline or request from any governmental authority, central bank or comparable agency (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining LIBOR Advances (or of maintaining its obligation to make any such Advance), or any reduction in amount of any sum received or receivable by such Bank hereunder (whether of principal, interest, or any other amount) (other than increased costs described in Section 2.06 or in Section 2.10(c) below), then the applicable Borrower or Borrowers shall from time to time, upon demand by such Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost unless such Bank shall have withdrawn its demand for additional compensation for such increased cost pursuant to Section 2.16(b) or such Borrower is not obligated to pay such amounts pursuant to Section 2.16(a).  Such Bank shall provide to such Borrower a reasonable explanation of such amounts to be paid by such Borrower.

(b) If the applicable Borrower so notifies the Administrative Agent within five Business Days after any Bank notifies such Borrower of any increased cost pursuant to the provisions of Section 2.10(a), such Borrower shall Convert all Advances of the Type affected by such increased cost of all Banks then outstanding into Advances of another Type in accordance with Section 2.08 (provided that the proviso to first sentence of Section 2.08(a) shall not apply to any such Conversion) and, additionally, reimburse such Bank for such increased cost in accordance with Section 2.10(a).

(c) If any Bank shall have determined that, after the Effective Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (except to the extent such request or directive arises as a result of the individual creditworthiness of such Bank), has the effect of increasing the amount of capital required or expected to be maintained as a result of its Commitment hereunder, such Bank shall have the right to give prompt written notice and demand for payment thereof to the Parent with a copy to the Administrative Agent (which notice and demand shall show in reasonable detail the calculation of such additional amounts as shall be required to compensate such Bank for the increased cost to such Bank or such Bank's holding company as a result of such increase in capital), although the failure to give any such notice shall not, unless such notice fails to set forth the information required above, release or diminish any of the Borrowers' obligations to pay additional amounts pursuant to this Section 2.10(c), and subject to Section 2.16, such Borrower shall pay such additional amounts.  Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced and enacted after the Effective Date, regardless of the actual date of introduction, adoption or issuance.

(d) Each Bank shall use its commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any increased costs under this Section 2.10 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

(e) No Bank shall be entitled to recover increased costs pursuant to this Section 2.10, (a) incurred or accruing more than 90 days prior to the date on which such Bank sent to the applicable Borrower a written notice and demand for payment as specified in this Section 2.10, or (b) to the extent that such increased costs have resulted from the failure of such Bank to have complied with Section 2.10(d).

SECTION 2.11. Illegality.  Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any governmental authority, central bank or comparable agency shall assert that it is unlawful (such unlawfulness or such assertion of unlawfulness being an "Illegality Event"), for any Bank or its Eurodollar Lending Office (such a Bank being an "Affected Bank") to perform its obligations hereunder to make LIBOR Advances or to continue to fund or maintain LIBOR Advances hereunder, then, on notice thereof and demand therefor by such Bank to the applicable Borrower through the Administrative Agent, (a) the obligation of the Banks to make, or to Convert Advances or Borrowings into, or to make divisions or combinations of Borrowings resulting in, LIBOR Advances or LIBOR Borrowings shall be suspended until the time set forth in the next succeeding sentence (and the Administrative Agent shall promptly notify each Bank of such suspension), and (b) the applicable Borrower shall forthwith Convert all LIBOR Advances of all Banks then outstanding into Advances of another Type in accordance with Section 2.08.  The suspension of the obligation of the Banks to make LIBOR Advances or to continue to fund or maintain LIBOR Advances, as set forth in the preceding sentence, shall terminate upon the earliest to occur of the following: (i) the withdrawal by each Affected Bank of its notice and demand with respect to the Illegality Event referenced in this Section 2.11, (ii) the replacement by the Parent of each Affected Bank pursuant to Section 2.16(a) hereof with an Eligible Assignee that is not an Affected Bank, and (iii) the termination by the Parent of each Affected Bank pursuant to Section 2.16(b) hereof.  If an Illegality Event has ceased to exist with respect to a Bank that has given notice and demand with respect to such Illegality Event pursuant to this Section 2.11, such Bank shall promptly after becoming aware thereof withdraw such notice and demand by giving written notice of withdrawal to the Administrative Agent and the Parent.  Upon termination of such suspension pursuant to clause (i), (ii) or (iii) above, as applicable, the Administrative Agent shall notify each Bank of such termination, and the Banks shall thereupon again be obligated to make LIBOR Advances and LIBOR Borrowings and to continue to fund, maintain, and Convert LIBOR Advances and LIBOR Borrowings in each case in accordance with and to the extent provided in this Agreement.

SECTION 2.12. Payments and Computations.  (a) Each Borrower shall make each payment under any Loan Document not later than noon on the day when due in Dollars to the Administrative Agent at its Payment Office in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to Section 2.06, 2.10, 2.13, 2.16 or 8.04) to the Banks (decreased, as to any Bank, for any taxes withheld in respect of such Bank as contemplated by Section 2.13(b)) for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.06(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under the Notes (if any) in respect of the interest assigned thereby to the Bank assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.  At the time of each payment of any principal of or interest on any Borrowing to the Administrative Agent, the applicable Borrower shall notify the Administrative Agent of the Borrowing to which such payment shall apply.  In the absence of such notice, the Administrative Agent may specify the Borrowing to which such payment shall apply.  All of the Obligations of the Loan Parties under the Loan Documents shall be absolute and unconditional, and all payments to be made by the Loan Parties under the Loan Documents shall be made without condition or deduction for any counterclaim, defense, recoupment, or setoff.

(b) All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (c) or clause (d) of the definition thereof) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the LIBO Rate, the Federal Funds Rate, of any fee payable under Section 2.03, or, during such times as the Base Rate is determined pursuant to clause (c) or clause (d) of the definition thereof, the Base Rate shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.06 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable.  Each determination by the Administrative Agent (or, in the case of Section 2.06, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c) Whenever any payment hereunder or under the Notes (if any) shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of LIBOR Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Banks hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.13. Taxes.  (a) Any and all payments by the Borrowers hereunder or under the Notes (if any) shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, (1) taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which (or by a jurisdiction under the laws of a political subdivision of which) such Bank or Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof and (2) any taxes imposed by the United States of America by means of withholding at the source if and to the extent that such taxes shall be in effect and shall be applicable, on the Effective Date (or, with respect to any entity that becomes a Bank after the Effective Date, on the date such entity becomes a Bank), to payments to be made to such Bank or the Administrative Agent (all such non-excluded taxes, levies, imposts, deductions, charges, fees, duties, withholdings and liabilities being hereinafter referred to as "Taxes").  If a Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note (if any) to any Bank or the Administrative Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) Notwithstanding anything to the contrary contained in this Agreement, each of the Borrowers and the Administrative Agent shall be entitled, to the extent they are required to do so by law, to deduct or withhold income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Bank (without the payment by a Borrower of increased amounts to such Bank pursuant to clause (a) above) other than a Bank (i) which is a domestic corporation (as such term is defined in Section 7701 of the Code) for federal income tax purposes or (ii) which has the duly executed Prescribed Forms on file with the Parent and the Administrative Agent for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such duly executed Prescribed Forms, provided that if a Borrower shall so deduct or withhold any such taxes, it shall provide a statement to the Administrative Agent and such Bank, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Bank or the Administrative Agent may reasonably request for assisting such Bank or the Administrative Agent to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Bank is subject to tax.

(c) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes (if any) or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other Taxes").

(d) Each Borrower, to the fullest extent permitted by law, will indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted, except (i) if such Taxes, Other Taxes, or other liability arise as a result of the gross negligence or willful misconduct of such Bank or Administrative Agent as determined by a court of competent jurisdiction by final and nonappealable judgment or (ii) if such Taxes, Other Taxes, or other liability arise as a result of such Bank's failure to file any Prescribed Forms which are available to it and for which it qualifies.  This indemnification shall be made within 30 days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor.  No Bank nor the Administrative Agent shall be indemnified for Taxes incurred or accrued more than 90 days prior to the date that such Bank or the Administrative Agent notifies the applicable Borrower thereof.

(e) Within 30 days after the date of any payment of Taxes by or at the direction of a Borrower, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 8.02, (i) the original or a certified copy of a receipt evidencing payment thereof, if the relevant taxing authority provides a receipt, or (ii) if the relevant taxing authority does not provide a receipt, other reasonable evidence of the payment thereof.  Should any Bank or the Administrative Agent ever receive any refund, credit or deduction from any taxing authority to which such Bank or the Administrative Agent would not be entitled but for the payment by a Borrower of Taxes as required by this Section 2.13 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Bank or the Administrative Agent in its sole discretion), such Bank or the Administrative Agent, as the case may be, thereupon shall repay to such Borrower an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Bank or the Administrative Agent, as the case may be, and determined by such Bank or the Administrative Agent, as the case may be, to be attributable to such refund, credit or deduction.

(f) Each Bank shall use its commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

(g) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.13 shall survive the payment in full of principal and interest hereunder and under the Notes.

SECTION 2.14. Sharing of Payments, Etc.  (a) If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Section 2.06, 2.10, 2.13, 2.16, 2.20, 8.04, or 8.06) in excess of its ratable share of payments on account of the Advances obtained by all the Banks, such Bank shall forthwith purchase from the other Banks such participations in the Advances made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of its ratable share (according to the proportion of (i) the amount of the participation purchased from such Bank as a result of such excess payment to (ii) the total amount of such excess payment) of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered.

(b) Each Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.15. Ratable Reduction or Termination of the Commitments; Effect of Termination.  (a) On and after the Pride Merger Effective Date and prior to the exercise by the Parent of the Term-Out Election pursuant to Section 2.04, the Parent shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks, provided that each partial reduction shall be in the aggregate amount of at least $10,000,000 or any whole multiple of $1,000,000 in excess thereof.  Subject to Section 2.18, Commitments terminated or reduced pursuant to the preceding sentence may not be reinstated.

(b) If the Pride Merger Effective Date fails to occur on or before February 3, 2012 or the Pride Merger Agreement is terminated prior to February 3, 2012, the Commitments of the Banks shall automatically terminate and each Bank's Commitment shall be reduced to zero.  Subject to Section 2.18, Commitments terminated or reduced pursuant to the preceding sentence may not be reinstated.

(c) Upon and at all times after any Commitment of any Bank is terminated in whole pursuant to any provision of this Agreement, such Commitment shall be zero and such Bank shall have no further obligation to make any Advances.

SECTION 2.16. Replacement of Bank; Additional Right to Terminate Commitments.  In the event that any Bank demands payment pursuant to Section 2.06, 2.10 or 2.13, or any Bank becomes an Affected Bank as set forth in Section 2.11, or any Bank becomes a Defaulting Lender, the Parent shall have the right, within 70 days after the date of the giving by such Bank of any notice or demand required or otherwise permitted to be given pursuant to Section 2.06, 2.10, 2.11 or 2.13 or the definition of "Defaulting Lender", and if no Event of Default or Default then exists, to either replace such Bank in accordance with the procedure set forth in Section 2.16(a) or terminate all of such Bank's Commitments in accordance with the procedure set forth in Section 2.16(b); provided that no such replacement or termination shall be effected without in the case of a replacement pursuant to Section 2.16(a), the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, but any withholding of consent by the Administrative Agent based on any good faith concern of the Administrative Agent regarding the creditworthiness of the replacement Bank shall be deemed a reasonable withholding of consent).

(a) If the Parent determines to replace a Bank pursuant to this Section 2.16(a), then the Parent will have the right to replace such Bank with an Eligible Assignee in accordance with Section 8.06(a), (b), (d), and (i) (including execution of an appropriate Assignment and Acceptance), provided that such Eligible Assignee (i) shall unconditionally offer in writing (with a copy to the Administrative Agent) to purchase all of such Bank's rights hereunder and interest in the Advances owing to such Bank and the Note (if any) held by such Bank without recourse at the principal amount of such Note plus interest and accrued fees to the date of such purchase on a date therein specified, and (ii) shall execute and deliver to the Administrative Agent an Assignment and Acceptance, as assignee, pursuant to which such Eligible Assignee becomes a party hereto with a Commitment equal to that of the Bank being replaced (plus, if such Eligible Assignee is already a Bank, the amount of its Commitment, respectively, prior to such replacement); provided, further, that no Bank or other Person shall have any obligation to increase any of its Commitments or otherwise to replace, in whole or in part, any Bank.  Upon satisfaction of the requirements set forth in the first sentence of this Section 2.16(a), acceptance of such offer to purchase by the Bank to be replaced, payment to such Bank of the purchase price in immediately available funds, and the payment by the Borrowers of all requested costs accruing to the date of purchase which the Borrowers are obligated to pay under Section 8.04 and all other amounts owed by the Borrowers to such Bank (other than the principal of and interest on the Advances of such Bank and accrued fees to the date of such purchase that are purchased by such Eligible Assignee), such Eligible Assignee shall constitute a "Bank" hereunder with Commitments as so specified and the Bank being so replaced shall no longer constitute a "Bank" hereunder and all of its Commitments shall be deemed terminated, except that the rights under Sections 2.06, 2.10, 2.13 and 8.04 of the Bank being so replaced shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Bank" hereunder.  If, however, (x) a Bank accepts such an offer and such Eligible Assignee fails to purchase such rights and interest on such specified date in accordance with the terms of such offer, the Borrowers shall continue to be obligated to pay the increased costs and additional amounts due to such Bank pursuant to Sections 2.06, 2.10 and 2.13 (if a demand or notice for payment of increased costs or additional amounts pursuant to any of such Sections is the basis of the proposed replacement), or (y) the Bank proposed to be replaced fails to accept such purchase offer, the Borrowers (if a demand or notice for payment of increased costs or additional amounts pursuant to any of such Sections is the basis of the proposed replacement) shall not be obligated to pay to such Bank such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer, and neither the failure to purchase as set forth in clause (x) of this sentence nor the failure to accept a purchase offer as set forth in clause (y) of this sentence, shall affect any rights the Borrowers may have to terminate such Bank's Commitments in accordance with Section 2.16(b).

(b) In the event that the Parent determines to terminate a Bank's Commitments pursuant to this Section 2.16, the Parent shall have the right to terminate such Bank's Commitments and shall give notice to such Bank of the Parent's election to terminate (a copy of such notice to be sent to the Administrative Agent), and such termination shall become effective on the date specified in such notice (which shall be 15 days after the date of such notice, provided that if the 15th day after the date of such notice is not a Business Day, the date specified in such notice shall be the first Business Day next succeeding such 15th day) unless such Bank withdraws its demand or notice for increased costs or additional amounts (if such a demand or notice is the basis for the proposed termination).  On the date of the termination of the Commitments of any Bank pursuant to this Section 2.16(b), the Borrowers shall pay all amounts owed by the Borrowers to such Bank under this Agreement and under the Note payable to such Bank (including principal of and interest on the Advances owed to such Bank, accrued fees and amounts specified in such Bank's notice and demand (if any) delivered pursuant to Sections 2.06, 2.10 or 2.13, as the case may be, with respect to the period prior to such termination) and such Bank shall thereupon cease to be a "Bank" hereunder for all purposes and its Commitments shall be deemed terminated, except that such Bank's rights under Sections 2.06, 2.10, 2.13 and 8.04 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a "Bank" hereunder.

SECTION 2.17. Certificates of Banks.  Without limitation to the requirements of Section 2.10(c), any Bank demanding or giving notice of amounts due to such Bank under this Article II shall, as part of each demand or notice for payment required under this Article II, deliver to the applicable Borrower (with a copy to the Administrative Agent and the Parent) a certificate setting forth in reasonable detail the amount and basis of the increased costs or additional amounts payable to such Bank hereunder and such certificate shall be conclusive and binding on such Borrower in the absence of manifest error.

SECTION 2.18. Increase in Commitments.

(a) Request for Increase.  On and after the Pride Merger Effective Date and prior to the exercise by the Parent of the Term-Out Election pursuant to Section 2.04, and provided that no Event of Default or Material Adverse Effect then exists or would result therefrom, upon notice to the Administrative Agent (which shall promptly, but in any event within 3 Business Days after receipt of such notice, notify the Banks), the Parent may request an increase in the aggregate Commitments by an amount not exceeding $100,000,000 (the "Commitment Increase Amount").  Any requests pursuant to this clause (a) shall be in a minimum amount of $25,000,000.  At the time of sending such notice, the Parent (in consultation with the Administrative Agent) shall specify the time period within which each Bank is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Banks).

(b) Bank Elections to Increase.  Each Bank shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Ratable Portion of such requested increase.  Any Bank not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Banks.  The Administrative Agent shall notify the Parent and each Bank of the Banks' responses to each request made hereunder.  To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld or delayed), the Parent may also invite additional Eligible Assignees to become Banks pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations.  If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Parent shall determine the effective date (the "Increase Effective Date") and the final allocation of such increase.  The Administrative Agent shall promptly notify the Parent and the Banks of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase.  As a condition precedent to such increase, the Parent shall deliver to the Administrative Agent a certificate of each Borrower and Guarantor dated as of the Increase Effective Date (in sufficient copies for each Bank) signed by a Responsible Person of such Borrower (i) certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article IV and the other Loan Documents are true and correct on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct as of such earlier date, and except that for purposes of this Section, the representations and warranties contained in clauses (i) and (ii) of Section 4.01(d) shall be deemed to refer to the most recent financial statements furnished pursuant to clauses (ii) and (i), respectively, of Section 5.01(a), and (B) no Event of Default or Material Adverse Effect exists or would be caused by such increase.  The Borrowers shall prepay any Advances outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 8.04(b)) to the extent necessary to keep the outstanding Advances ratable with any revised Ratable Portions arising from any nonratable increase in the Commitments under this Section.

(f) Update of Representations and Warranties.  Upon and after any increase of aggregate Commitments pursuant to this Section 2.18:

(i) the representation and warranties contained in Sections 4.01(d)(i) and (ii) shall be deemed to refer to the financial statements furnished most recently prior to the Increase Effective Date, pursuant to Section 5.01(a)(ii) and (i), respectively; and

(ii) the representation and warranty contained in Section 4.01(d)(iii) shall be deemed to refer to the time period from December 31, 2010 through the Increase Effective Date, rather than the time period from December 31, 2010 through the Effective Date.

(g) Conflicting Provisions.  This Section shall supersede any provisions in Sections 2.14 or 8.01 to the contrary.

SECTION 2.19. Relationship Among Borrowers.  All obligations of the Borrowers under this Agreement shall be joint and several.  Each of EOIC, EII and EUL hereby irrevocably appoints the Parent as its agent for giving and receiving notices in connection with this Agreement and each of the other Loan Documents.  Any notice which might otherwise be valid or effective only if given by some or all Borrowers, or by any Borrower acting singly, shall be valid and effective if given only by the Parent, whether or not EOIC, EII or EUL joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Parent in accordance with the terms of this Agreement shall be deemed to have been delivered to each Borrower.

SECTION 2.20. Payments In Respect to Amounts owed to Defaulting Lenders.  If a Bank becomes, and during the period it remains, a Defaulting Lender, any amount paid by the Borrowers or otherwise received by the Administrative Agent for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 7.12) the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority:  first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of post-default interest and then current interest due and payable to the Banks hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, third to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fourth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders, and fifth after the termination of the Commitments and payment in full of all obligations of the Borrowers hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct.

SECTION 2.21. Termination of Defaulting Lender Commitment.  The Parent may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than three Business Days' prior notice to the Administrative Agent (which will promptly notify the Banks thereof), and in such event the provisions of Section 2.20 will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrowers, the Administrative Agent or any Bank may have against such Defaulting Lender.

SECTION 2.22. Addition of Pride Borrowers.  Substantially concurrent with the Pride Merger Effective Date, the Parent shall:

(a) cause the Pride Borrowers to execute and deliver to the Administrative Agent a Borrower Counterpart;

(b) cause Pride to execute and deliver to the Administrative Agent a Guaranty in substantially the form of the Guaranty delivered by Parent, Global, EII, and EUI on the Effective Date;

(c) cause the Pride Borrowers to execute and deliver to the Administrative Agent a Note, drawn to the order of each Bank requesting a Note, duly executed by each Pride Borrower and the Ensco Borrowers;

(d) cause the Pride Borrowers to deliver the items identified in Sections 3.01(d), 3.01(e), and 3.01(g) with respect to such Pride Borrowers;

(e) cause the Pride Borrowers to deliver to the Administrative Agent legal opinions with respect to such Pride Borrowers, dated as of the date of the Borrower Counterpart to which they are a party, addressed to the Administrative Agent and the Banks, having substantially the same coverage as those opinions delivered pursuant to Sections 3.01(b) and 3.01(c);

(f) cause the Pride Borrowers to deliver evidence of appointment by Pride International of the Process Agent as its domestic process agent in accordance with Section 8.14;

(g) cause the Pride Borrowers to deliver evidence of the termination of the Amended and Restated Revolving Credit Agreement dated as of July 30, 2010 among the Pride Borrowers, the lenders party thereto and Citibank, N.A., as administrative agent and the repayment in full of the outstanding Advances (as defined therein) under such agreement; and

(h) to the extent the addition of the Pride Borrowers as Borrowers hereunder obligates the Administrative Agent or any Bank to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, promptly upon the request of the Administrative Agent or any Bank, cause the Pride Borrowers to supply such documentation and other evidence as is reasonably requested by the Administrative Agent or any Bank in order for the Administrative Agent or such Bank to carry out and be reasonably satisfied it has complied with the results of all necessary "know your customer" or other similar checks under all applicable laws and regulations.

Upon fulfillment of the conditions in this Section 2.22,  the Pride Borrowers shall be bound by and entitled to the benefits and obligations of this Agreement as a Borrower hereunder to the same extent as any other Borrower and the Administrative Agent will promptly notify each Bank of the date that the Pride Borrowers become Borrowers hereunder.

ARTICLE III

CONDITIONS

SECTION 3.01. Conditions Precedent to Effectiveness.  The effectiveness of this Agreement and the other Loan Documents (other than the Fee Letters) are subject to the Administrative Agent's receipt of the following, each in form and substance satisfactory to the Administrative Agent (the day when all such conditions have been satisfied or waived is herein referred to as the "Effective Date"):

(a) (i) This Agreement executed by each Ensco Borrower, each Bank, and the Administrative Agent, (ii) the Notes (if any) payable to the order of the Banks, respectively, executed by the respective Borrowers, and (iii) the Guaranty executed by the Parent, Global, EII, and EUI.

(b) An opinion of Maples and Calder, Cayman Islands counsel for the Ensco Borrowers and Ensco Guarantors, in form and substance reasonably satisfactory to the Administrative Agent.

(c) An opinion of Baker & McKenzie, LLP, counsel for the Ensco Borrowers and Ensco Guarantors, in form and substance reasonably satisfactory to the Administrative Agent.

(d) Certified copies of all governmental approvals, if any, necessary for each Ensco Borrower and Ensco Guarantor to enter into the Loan Documents to which it is party and perform its obligations thereunder.

(e) A certificate of the Secretary or an Assistant Secretary of each Ensco Borrower and Ensco Guarantor certifying (i) the resolutions of the Board of Directors of such Loan Party approving this Agreement, the other Loan Documents, and the transactions contemplated hereby, in each case evidencing any necessary company action, (ii) the name and true signature of an agent or agents of such Loan Party authorized to sign each Loan Document to which such Loan Party is a party and the other documents to be delivered hereunder, and (iii) attached true and correct copies of the Bylaws and Articles of Incorporation (or corresponding organizational documents) of such Loan Party.

(f) A certificate of the chief executive officer or the chief financial officer of the Parent certifying that (i) insurance complying with Section 5.01(d) is in full force and effect, (ii) no Material Adverse Change has occurred since December 31, 2010, (iii) no Default or Event of Default exists, (iv) all representations and warranties made by the Ensco Borrowers and Ensco Guarantors in Section 4.01 are correct in all material respects on and as of the date of the Effective Date (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall be correct in all material respects as of such earlier date), and (v) the annual audited financials for the fiscal year ended December 31, 2010 and the quarterly unaudited financials for the fiscal quarter ended March 31, 2011, in each case delivered to the Administrative Agent prior to the Effective Date, are true and correct copies of such financials, fairly present the financial condition of the Parent as of such dates, and were, to the best of such officer's knowledge, prepared in conformity with GAAP.

(g) Certificates of existence, good standing and qualification from appropriate state officials with respect to EII and EUI, such corresponding certificates or other documents from Cayman Islands officials or agencies as the Administrative Agent reasonably requests with respect to EOIC and Global, and such corresponding certificates or other documents from English officials or agencies as the Administrative Agent reasonably requests with respect to the Parent and EUL.

(h) Evidence of payment by the Ensco Borrowers of all fees and disbursements required to be paid by the Ensco Borrowers on the Effective Date, including the fees and expenses of counsel to the Administrative Agent, the Banks, the Syndication Agent, and the Joint Lead Arrangers.

(i) Evidence of appointment by each of the Parent, EUL, Global, and EOIC of the Process Agent as its domestic process agent in accordance with Section 8.14.

(j) Evidence that the Third Amended and Restated Credit Agreement shall have become effective.

(k) Such other documents, governmental certificates, conditions, agreements and lien searches as the Administrative Agent may reasonably request.

SECTION 3.02. Conditions Precedent to Initial Advances.  The obligation of each Bank to make its initial Advance pursuant to the terms and conditions of this Agreement is subject to the satisfaction of the conditions precedent set forth in Section 3.01 above and the additional conditions precedent that the Administrative Agent shall have received on or before the day of the initial Advance the following, each dated on or before such day, in form and substance satisfactory to the Administrative Agent:

(a) the deliverables required pursuant to Section 2.22 and Section 5.01(k);

(b) the Pride Merger Documentation;

(c) evidence that the Pride Borrowers have become Borrowers under the Third Amended and Restated Credit Agreement and that the Pride Guarantors have become Guarantors under the Guaranties (as defined in the Third Amended and Restated Credit Agreement); and

(d) a certificate of the chief executive officer or the chief financial officer of the Parent certifying, as of the date of the Borrower Counterpart to which the Pride Borrowers are a party, (i) that the Pride Merger has been consummated substantially in accordance with the terms of the Pride Merger Agreement and in compliance with applicable law and regulatory approvals, (ii) that after giving effect to the Pride Merger, insurance complying with Section 5.01(d) is in full force and effect, (iii) that no Material Adverse Change has occurred since December 31, 2010, (iv) that no Default or Event of Default exists, and (v) a detailed calculation of the ratio of the amount of Debt of all Subsidiaries that are not Loan Parties to the Consolidated Tangible Net Worth, in each case, after giving effect to the Pride Merger.

SECTION 3.03. Conditions Precedent to All Advances.  The obligation of each Bank to make Advances pursuant to the terms and conditions of this Agreement (including the making of Term Loans on the Term Loan Conversion Date) shall be subject to the satisfaction of (a) in the case of the initial Revolving Advance, the conditions precedent set forth in Sections 3.01 and 3.02 above and (b) the additional conditions precedent that on the date of such Advance the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the applicable Borrower of the proceeds of such Advance (or, in the case of the Term Loans, the giving of the written notice of the Term-Out Election) shall constitute a representation and warranty by the Borrowers and, to the extent any such representation or warranty relates to Global or any of its Subsidiaries, Global, that on the date of such Advance such statements are true):

(i)  The representations and warranties contained in Section 4.01 are correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) on and as of the date of such Advance (other than those representations and warranties that expressly relate solely to a specific earlier date, which shall remain correct in all material respects (other than those representations and warranties that are subject to a materiality qualifier, which shall be true and correct in all respects) as of such earlier date), before and after giving effect to such Advance and the Borrowing of which such Advance is a part and to the application of the proceeds therefrom, as though made on and as of such date;

(ii) No event has occurred and is continuing, or would result from such Advance or the Borrowing of which such Advance is a part or from the application of the proceeds therefrom, which constitutes a Default, an Event of Default or both;

(iii) There shall exist no request, directive, injunction, stay, order, litigation, or proceeding purporting to affect or call into question the legality, validity, or enforceability of this Agreement or the Notes or the consummation of the transactions contemplated thereby; and

(iv) The making, borrowing, or application of the proceeds of such Advance would not result in (i) margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprising 25% or more of the assets (including any Equity Interests held in treasury) of the Parent and its Restricted Subsidiaries, taken as a whole, or (ii) any Borrower, any of their Subsidiaries, or any Bank being in non-compliance with or in violation of Regulation T, U or X of the Federal Reserve Board.

SECTION 3.04. Determinations Under Sections 3.01, 3.02 and 3.03.  For purposes of determining compliance with the conditions specified in Sections 3.01, 3.02 and 3.03 with respect to any Advance, each Bank shall be deemed to have consented to, approved and accepted and to be satisfied with each document or other matter required under Section 3.01, 3.02 or 3.03 to be consented to or approved by or acceptable or satisfactory to the Banks or the Administrative Agent, unless both (i) an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Bank prior to such Advance specifying its objection thereto and (ii) in the case of an Advance, such Bank shall not have made available to the Administrative Agent any portion of such Advance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrowers.  The Parent makes each of the following representations and warranties, and, to the extent any such representation or warranty relates to any other Loan Party or any of its Subsidiaries, such other Loan Party also makes such representation or warranty:

(a) The Parent is a public limited company validly formed and validly existing under the laws of England and Wales.  Global is an exempted company validly incorporated and validly existing under the laws of the Cayman Islands.  EII is a corporation validly incorporated and validly existing under the laws of the State of Delaware.  EUL is a private limited company validly formed and existing under the laws of England and Wales.  EOIC is an exempted company validly formed and validly existing under the laws of the Cayman Islands.  Each other Loan Party and each Material Subsidiary is duly organized or validly formed, validly existing and (if applicable) in good standing in each case under the laws of its jurisdiction of incorporation or formation.  Each Borrower has all requisite powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted and to enter into and perform its obligations under the Loan Documents to which it is a party.  Each Material Subsidiary (other than the Borrowers) has all requisite powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted, except to the extent the failure to have such governmental licenses, authorizations, consents and approvals, could not reasonably be expected to have a Material Adverse Effect, and to enter into and perform its obligations under the Loan Documents to which it is a party, if applicable.

(b) The execution, delivery and performance by each Loan Party of this Agreement, the Notes and each other Loan Document to which it is or will be a party are within such Loan Party's powers, have been duly authorized by all necessary action of such Loan Party, require, in respect of such Loan Party, no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, (i) any provision of law or regulation applicable to such Loan Party, (ii) Regulation T, U or X issued by the Federal Reserve Board, (iii) its Bylaws, Memorandum and Articles of Association, Articles of Incorporation, or other organizational or governing documents, or (iv) any judgment, injunction, order, decree or agreement binding upon such Loan Party, or result in the creation or imposition of any Lien (other than a Lien created in connection with this Agreement) on any asset of such Loan Party or any of its Restricted Subsidiaries.

(c) This Agreement and each Note are, and each other Loan Document to which a Loan Party is or will be a party, when executed and delivered in accordance with this Agreement will be, legal, valid and binding obligations of such Loan Party enforceable against such Loan Party in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

(d) In each case, subject to Section 2.18(f):

(i) The balance sheet of the Parent as of December 31, 2010, duly certified by the chief executive officer or the chief financial officer of the Parent, copies of which have been furnished to each Bank, fairly presents in all material respects the financial condition of the Parent as of such date and such balance sheet was prepared in accordance with GAAP, except as specifically noted therein.

(ii) The unaudited balance sheet of the Parent as of March 31, 2011 and the related unaudited statements of income, cash flows and changes in stockholders' equity accounts for the period from December 31, 2010 through March 31, 2011, certified by a financial or accounting officer of the Parent, copies of which have been delivered to each Bank, fairly present in all material respects, in conformity with GAAP except as otherwise expressly noted therein, the financial position of the Parent as of such date and its results of operations and changes in financial position for such period, subject to changes resulting from audit and normal year-end adjustments.

(iii) Since December 31, 2010 through the Effective Date, there has been no Material Adverse Change.

(e) Other than as disclosed in the annual report on Form 10-K of Parent for the year ended December 31, 2010 and in the quarterly report on Form 10-Q of Parent for the period ended March 31, 2011 and described in Sections 4.01(d)(i) and (ii), and, on and after the Pride Merger Effective Date, as disclosed in the Annual Report on Form 10-K of Pride for the year ended December 31, 2010 and in the quarterly report on Form 10-Q for the period ended March 31, 2011, there is no action, suit, proceeding, or investigation pending against any Loan Party or any Subsidiary of a Loan Party, or to the knowledge of any Loan Party threatened against such Loan Party or any of its Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could have a Material Adverse Effect or affect the legality, validity or enforceability of the Loan Documents.

(f) No Termination Event has occurred or is reasonably expected to occur with respect to any Plan for which an Insufficiency exists that could reasonably be expected to cause a Material Adverse Effect.  Neither any Loan Party nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability exists that could reasonably be expected to cause a Material Adverse Effect.

(g) The Loan Parties and their Material Subsidiaries have filed all Federal, material state and other material tax returns (or their equivalent), which to the knowledge of such Loan Party, are required to be filed by them and have paid or provided for the payment, before the same become delinquent, of all material taxes due pursuant to such returns (or their equivalent) or pursuant to any assessment received by any Loan Party or any Material Subsidiary, other than those taxes contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of the Loan Parties and their Material Subsidiaries in respect of taxes are, in the opinion of the Parent, adequate to the extent required by GAAP.

(h) Neither the Parent nor any of its Subsidiaries is required to be registered as an "investment company" or a company "controlled" by an "investment company", as those terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(i) Neither the Parent nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board).  Margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprises less than 25% of the assets (including any Equity Interests held in treasury) of the Parent and its Restricted Subsidiaries, taken as a whole.

(j) Neither the Parent nor any of its Subsidiaries is in default under or with respect to, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice or both, would constitute a default by the Parent or any of its Subsidiaries under or with respect to, any contract, agreement, lease or other instrument to which the Parent or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Effect, and no Default or Event of Default exists.

(k) The Parent and each of the Material Subsidiaries have been and are in compliance in all respects with all applicable Environmental Laws, except to the extent that failure to comply with such Environmental Laws could not reasonably be expected to have a Material Adverse Effect.  There is (1) no outstanding allegation by government officials or other third parties that the Parent or any of its Subsidiaries or any of their respective Properties is now, or at any time prior to the Effective Date was, in violation of any applicable Environmental Law, (2) no administrative or judicial proceeding pending against the Parent or any of its Subsidiaries or against any of their respective Properties pursuant to any Environmental Law, (3) no claim outstanding against the Parent or any of its Subsidiaries or against any of their respective Properties, businesses or operations which was asserted pursuant to any Environmental Law, that, in the case of all matters described in clauses (1), (2), or (3) above in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There are no facts or conditions or circumstances known to the Parent that the Parent reasonably believes could form the basis for any action, lawsuit, claim or proceeding involving the Parent or any of its Subsidiaries or their respective past or present Properties, businesses or operations relating to the Environment or Environmental matters, including any action, lawsuit, claim or proceeding arising from past or present practices or operations asserted under any Environmental Law, that in the aggregate could reasonably be expected to have a Material Adverse Effect.

(l) The Parent and its Material Subsidiaries (i) have good, valid and indefeasible title to their respective material properties and to all material property reflected by the balance sheet referred to in Section 4.01(d)(i) as being owned by the Parent, in each case free and clear of all Liens except Permitted Liens and (ii) maintain insurance in compliance with Section 5.01(d).

(m) Neither the Parent nor any of its Subsidiaries is a party to any agreement or instrument or subject to any restriction or any court order, writ, injunction or decree which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(n) No statement, information, exhibit, representation, warranty or report contained in any Loan Document or furnished to any of the Administrative Agent, the Syndication Agent or any Bank in connection with or pursuant to any Loan Document or the preparation or negotiation of any Loan Document contains any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading when taken as a whole in light of the time and the circumstances under which such statements were made.

(o) None of the Loan Parties nor any Material Subsidiary (i) is in violation of any Governmental Requirement or (ii) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any of its respective properties or the conduct of its respective businesses, except such violations and failures which could not reasonably be expected to have in the aggregate (in the event that such violation or failure were asserted by any Person through appropriate action) a Material Adverse Effect.

(p) The Loan Parties and each of the Material Subsidiaries are qualified to own and operate the Rigs under the laws of the United States, the Bahamas, Liberia and each other jurisdiction where a Rig is flagged, as may be applicable or necessary.

(q) Each Rig that is (i) legally required, under the laws of the jurisdiction where it is flagged, to be in class or (ii) operating under contract (in each case, other than the barge rig known as the ENSCO 1) is classified in the highest class available for rigs or vessels of its type with the American Bureau of Shipping, Inc., the Lloyd's Register, the Stiftelsen Det Norske Veritas, the Bureau Veritas SA or another internationally recognized classification society reasonably acceptable to the Administrative Agent, free of any material outstanding requirements or recommendations affecting class.

(r) Each Borrower has the ability to lawfully pay solely and exclusively in US dollars the total amount which is, or may become, payable by it to the Banks under the Loan Documents to which it is a party.

(s) The obligations of each Borrower under this Agreement and the other Loan Documents to which it is a party rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured Debt of such Borrower.

ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants.  The Parent covenants and agrees, and, to the extent applicable to any other Loan Party or any of its Subsidiaries, such other Loan Party also covenants and agrees, that so long as any Note shall remain unpaid or any Obligation shall remain outstanding or any Bank shall have any Commitment hereunder, such Loan Party will, unless the Majority Banks shall otherwise consent in writing:

(a) Reporting Requirements.  Furnish to the Administrative Agent:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Parent, the Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such quarter and the Consolidated statements of earnings and cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth, in comparative form, the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified by the chief financial officer or chief executive officer (or their equivalent) of the Parent as having been prepared in accordance with GAAP, subject, however, to year-end audit adjustments, together with a compliance certificate of such officer, in substantially the form of Exhibit C hereto, showing in detail (A) the calculations of the financial covenant set forth in Sections 5.02(a) for the four-quarter period ending at the end of such quarter and as at the end of such quarter, respectively and (B) the Debt of each Subsidiary that is not a Loan Party expressed as a percentage of Consolidated Tangible Net Worth as contemplated by Section 5.01(k);

(ii) as soon as available and in any event not later than 90 days after the end of each fiscal year of the Parent, copies of the audited Consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and audited Consolidated statements of earnings and cash flows of the Parent and its Subsidiaries for such fiscal year, all certified by independent certified public accountants of recognized national standing and by the chief financial officer or chief executive officer (or their equivalent) of the Parent, together with a compliance certificate of the chief financial officer or chief executive officer (or their equivalent) of the Parent, in substantially the form of Exhibit C hereto, showing in detail (A) the calculations of the financial covenant set forth in Sections 5.02(a) for the four-quarter period ending at the end of such year and as at the end of such year, respectively and (B) the Debt of each Subsidiary that is not a Loan Party expressed as a percentage of Consolidated Tangible Net Worth as contemplated by Section 5.01(k);

(iii) promptly after the sending or filing thereof, copies of all reports which the Parent sends to its shareholders as such, and copies of all reports and registration statements which the Parent or any of its Restricted Subsidiaries files with the Securities and Exchange Commission, or any governmental authority succeeding to the functions of said Commission, or with any national securities exchange; provided, however, that if any such report or registration statement has been electronically filed and is readily available to the public on the Parent's website or on the website of the Securities and Exchange Commission, the Parent shall not be required to furnish a paper copy of such report or registration statement to each Bank so long as it gives each Bank notice of the availability and website location of such report or registration statement;

(iv) promptly upon the receipt thereof by the Parent or any Restricted Subsidiary of the Parent, a copy of any written form of notice, complaint, request for information under any Environmental Law, summons or citation received from the EPA, or any other domestic or foreign governmental agency or instrumentality, federal, state or local, in any way concerning any action or omission on the part of the Parent or any of its present or former Subsidiaries in connection with Hazardous Materials or the Environment if the amount involved could reasonably be expected to result in a liability of the Parent or any Restricted Subsidiary in excess of $75,000,000 in the aggregate, or concerning the filing of a Lien upon, against or in connection with the Parent, its present or former Subsidiaries, or any of their leased or owned Property, wherever located;

(v) Promptly after any officer of the Parent obtains knowledge thereof, notice of:

(A) any material violation of, noncompliance with, or remedial obligations under, any Environmental Law,

(B) any material release or threatened material release of Hazardous Materials affecting any property owned, leased or operated by the Parent or its Subsidiaries that the Parent or any of its Subsidiaries is compelled by the requirements of any Environmental Law to report to any governmental agency, department, board or other instrumentality,

(C) the institution of any litigation which could reasonably be expected to cause a Material Adverse Effect,

(D) any change in the Rating Category applicable from time to time, and

(E) any condition or event which, in the opinion of the Parent, could reasonably be expected to have a Material Adverse Effect,

which notice shall specify the nature and period of existence thereof and specify the notice given or action taken by such Person and the nature of any such claimed default, event or condition.

(vi) as soon as possible and in any event within five Business Days after an officer of the Parent having obtained knowledge thereof, notice of the occurrence of any Event of Default or any Default, in each case continuing on the date of such notice, and a statement of the chief executive officer, chief financial officer, or treasurer (or their equivalent) of the Parent setting forth details of such Event of Default or Default and the action which the Parent has taken and proposes to take with respect thereto;

(vii) as soon as possible and in any event (A) within 30 Business Days after the Parent or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause (A) of the definition of Termination Event with respect to any Plan for which an Insufficiency in excess of $75,000,000 exists, has occurred and (B) within 10 Business Days after the Parent or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan for which an Insufficiency in excess of $75,000,000 exists, has occurred or is reasonably expected to occur, a statement of the chief executive officer, chief financial officer, chief accounting officer, or treasurer of the Parent describing such Termination Event and the action, if any, which the Parent or such ERISA Affiliate proposes to take with respect thereto;

(viii) promptly and in any event within five Business Days after receipt thereof by the Parent or any ERISA Affiliate, copies of each notice received by the Parent or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan for which an Insufficiency in excess of $75,000,000 exists or to have a trustee appointed to administer any Plan for which an Insufficiency in excess of $75,000,000 exists;

(ix) promptly and in any event within five Business Days after receipt thereof by the Parent or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Parent or any ERISA Affiliate indicating liability in excess of $75,000,000 incurred or expected to be incurred by the Parent or any ERISA Affiliate in connection with (A) the imposition of a Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA;

(x) promptly after the occurrence of any event which would cause an ERISA Affiliate to create or suffer any ERISA Liabilities which could reasonably be expected to  have a Material Adverse Effect, notice thereof;

(xi) promptly after filing thereof, a copy of the Pride Merger Documentation; and

(xii) such other information respecting the condition or operations, financial or otherwise, of the Parent or any of its Subsidiaries as any Bank through the Administrative Agent may from time to time reasonably request.

(b) Compliance with Laws, Payment of Taxes, Material Obligations.  (i) Comply and cause all Restricted Subsidiaries to comply with all applicable laws, rules, regulations and orders to the extent noncompliance therewith would have a Material Adverse Effect, such compliance to include the paying before the same become delinquent of all material taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith or to the extent adequate reserves are maintained by the Parent or its Restricted Subsidiaries in respect thereof in accordance with GAAP; and (ii) pay, and cause all Restricted Subsidiaries to pay, all their obligations as and when due and payable, except to the extent such nonpayment could not reasonably be expected to have a Material Adverse Effect.

(c) Use of Proceeds.  Use the proceeds of the Advances only for purposes not in violation of Section 5.02(j).

(d) Maintenance of Insurance; Contractual Indemnity.  Maintain and cause the Restricted Subsidiaries to maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as the Parent or such Restricted Subsidiary, and that reflects customary industry practices for companies engaged in similar businesses and owning similar properties as the Parent or such Restricted Subsidiary as such customary industry practices change from time to time, with additional coverage as may be required by Governmental Requirements from time to time, including without limitation in connection with deepwater operations; provided that:

(i) such insurance must include, without limitation, (1) protection and indemnity coverage (or equivalent) which shall include both primary and excess liability coverage (which primary and excess liability coverage shall insure against losses from any environmental claim, if available at a reasonable cost) and (2) hull and machinery coverage for all material Rig assets, which hull and machinery coverage shall provide for insured values of not less than the net book value of any such material Rig assets as reported in the most recent financial statements delivered under Section 5.01(a)(i) or 5.01(a)(ii);

(ii) self-insurance by the Parent or any Restricted Subsidiary shall not be deemed a violation of this Section 5.01(d) so long as such self-insurance is reasonable and prudent considering the Parent's and its Subsidiaries' business, properties and loss history, applicable Governmental Requirements, and applicable customary industry practices (including without limitation those in connection with deepwater operations), in each case as they change from time to time; and

(iii) the Parent may maintain its Restricted Subsidiaries' insurance on behalf of them.

(e) Preservation of Corporate Existence, Etc.  Except as permitted in Section 5.02(d), preserve and maintain its and cause the Restricted Subsidiaries to preserve and maintain their legal existence, rights (charter, if applicable, and statutory) and franchises and qualify and remain qualified as a foreign corporation or other entity in each jurisdiction in which qualification is legally required; provided that this Section 5.01(e) shall not require (i) the Parent or any Restricted Subsidiary to preserve any right or franchise if the Parent or such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent or such Restricted Subsidiary, and that the loss thereof is not disadvantageous in any material respect to the Banks, or (ii) any Restricted Subsidiary that is not a Loan Party, and whose total assets do not exceed $1,000,000, to preserve its legal existence.

(f) Visitation Rights.  At any reasonable time and from time to time, after 5 Business Days' notice or, in the case of a visit to a Rig, 10 Business Days' notice, permit the Administrative Agent or any of the Banks or any agents or representatives thereof, (i) to examine the records and books of account of the Parent and any of the Restricted Subsidiaries, at the principal office of the Parent or EII during normal business hours, (ii) to visit and inspect the properties of the Parent and any of the Restricted Subsidiaries, (iii) to make copies of such records and books, and (iv) to discuss the affairs, finances, and accounts of the Parent and any of the Restricted Subsidiaries with, and be advised as to the same by, any of their respective accountants, advisers, officers or directors; provided that (A) any such visit to a Rig shall be subject to the prior approval of any customer of the Parent or such Restricted Subsidiary that has contractual rights to such Rig, but the Parent and its Restricted Subsidiaries will use commercially reasonable efforts to obtain such approval, and (B) any party visiting a Rig shall execute a Mutual Hold Harmless Agreement in a form acceptable to the Parent, the Administrative Agent, and, if applicable, any such customer prior to such visit.  Such examinations, visits, inspections, copies, and discussions shall be made or held at the expense of (A) the Banks if no Default or Event of Default has occurred and is continuing and (B) the Borrowers if a Default or Event of Default has occurred and is continuing.

(g) Maintenance of Properties.  Maintain or cause to be maintained in good repair, working order and condition, but subject to reasonable wear and tear in the ordinary course of business, all properties necessary to the business of the Loan Parties and the Material Subsidiaries and from time to time make or cause to be made all appropriate repairs, renewals, and replacements thereof to the extent and in the manner useful and customary for companies in similar businesses, in each case except to the extent that failure to do so would not materially impair the operation of the Loan Parties' and their Material Subsidiaries' business.

(h) Operation of Business.  Operate, and cause each Material Subsidiary to operate, its business and properties prudently in all material respects, and (without limiting the generality of the foregoing) maintain at all times cash reserves that are prudent in light of the business and financial position of the Loan Parties and the Material Subsidiaries.

(i) Books and Records.  Maintain, and cause each of the Material Subsidiaries to maintain, adequate books and records in accordance with sound business practices and GAAP.

(j) Foreign Exchange Availability.   Each Borrower shall obtain all necessary foreign exchange approvals and comply with foreign exchange rules as required in order for such Borrower and the other Loan Parties to make payments when due under the Loan Documents.

  Addition of Loan Parties.

(i) Concurrently with the Pride Merger Effective Date and within 10 Business Days of delivery of each compliance certificate delivered pursuant to Section 5.01(a), the Parent shall cause one or more of its Subsidiaries as determined by the Parent to execute and deliver to the Administrative Agent, at the Parent's option, either (x) a Guaranty in substantially the form of the Guaranty delivered by Parent, Global, EII, and EUI on the Effective Date or (y) a Borrower Counterpart, in each case, to the extent necessary to ensure that the aggregate amount of Debt of the Subsidiaries that are not Loan Parties does not exceed 10% of Consolidated Tangible Net Worth, as reflected on the most recent certificate delivered pursuant to Section 3.02(c) or 5.01(a), as applicable.

(ii) Any Guaranty delivered pursuant to this Section 5.01(k) shall contain a provision that such Guaranty shall be terminated upon the delivery to the Administrative Agent of a certificate of the chief executive officer, the chief financial officer or the treasurer of the Parent certifying that (x) the termination of such Guaranty would not cause the aggregate principal amount of all Debt of the Subsidiaries that are not Loan Parties to exceed 10% of Consolidated Tangible Net Worth (including a detailed calculation of the ratio of the amount of Debt of all Subsidiaries that are not Loan Parties to Consolidated Tangible Net Worth, in each case, after giving effect to the termination of such Guaranty) and (y) no Default or Event of Default then exists or would be caused thereby.   Any Borrower Counterpart delivered pursuant to this Section 5.01(k) shall contain a provision that the Borrower party to such Borrower Counterpart shall be released as a Borrower hereunder (and shall be released as an obligor under any Note to which it is a party) upon the delivery to the Administrative Agent of a certificate of the chief executive officer, the chief financial officer or the treasurer of the Parent certifying that (A) the release of such Borrower would not cause the aggregate principal amount of all Debt of the Subsidiaries that are not Loan Parties to exceed 10% of Consolidated Tangible Net Worth (including a detailed calculation of the ratio of the amount of Debt of all Subsidiaries that are not Loan Parties to Consolidated Tangible Net Worth, in each case, after giving effect to the release of such Borrower), (B) no Default or Event of Default then exists or would be caused thereby and (C) there are no outstanding Advances made to such Borrower.

(iii) Upon the delivery of a Guaranty or Borrower Counterpart pursuant to this Section 5.01(k), the Parent shall also deliver (or shall cause the applicable Subsidiary to deliver) (w) the items identified in Sections 3.01(d), 3.01(e), and 3.01(g) with respect to each such Subsidiary, (x) legal opinions with respect to each such Subsidiary, dated as of the date of the Guaranty or Borrower Counterpart, as applicable, addressed to the Administrative Agent and the Banks, having substantially the same coverage as those opinions delivered pursuant to Sections 3.01(b) and 3.01(c), (y) if such Subsidiary is not organized under the laws of a State of the United States of America, evidence of appointment by such Subsidiary of the Process Agent as its domestic process agent in accordance with Section 8.14, and (z) such other documentation or information as is reasonably requested by the Administrative Agent.  If the Parent elects to cause such Subsidiary to execute a Borrower Counterpart pursuant to this Section 5.01(k), the Parent shall also deliver (or cause the applicable Subsidiary to deliver) to the Administrative Agent a Note, drawn to the order of each Bank requesting a Note, duly executed by such Subsidiary and each other Borrower.

(l) Further Assurances.  At any time and from time to time, at the Borrowers' expense, promptly execute and deliver, and cause each Restricted Subsidiary to execute and deliver, to the Administrative Agent such further instruments and documents, and take such further action, as the Administrative Agent or the Majority Banks may from time to time reasonably request, in order to further carry out the intent and purpose of the Loan Documents.

SECTION 5.02. Negative Covenants.  So long as any Note shall remain unpaid, any Obligation shall remain outstanding or any Bank shall have any Commitment hereunder, no Loan Party shall, at any time:

(a) Consolidated Debt Ratio.  Permit at any time the ratio of (i) Consolidated Debt to (ii) the sum of Consolidated Debt plus Consolidated Shareholders' Equity, to be greater than 50%.

(b) Liens.  Create, assume, incur or suffer to exist, or allow any Restricted Subsidiary to create, assume, incur or suffer to exist, any Lien on or in respect of any Property of the Parent or any Restricted Subsidiary, or assign or otherwise convey, or allow any Restricted Subsidiary to assign or otherwise convey, any right to receive income, other than (i) Permitted Liens and (ii) assignments or conveyances of a right to receive income between the Parent and any of its Restricted Subsidiaries or between Restricted Subsidiaries.

(c) Debt.  Permit any Restricted Subsidiary to create, incur, assume, guarantee, otherwise become liable for or suffer to exist, any Debt other than Permitted Debt.

(d) Mergers, Sales of Assets, Etc.

(i) Merge or consolidate with or into any Person, or permit any Restricted Subsidiary to merge or consolidate with or into any Person, unless (A) in the case of the Parent, the Parent is the surviving entity in such merger or consolidation, (B) in the case of a Borrower other than the Parent, a Borrower or the Parent is the surviving entity in such merger or consolidation, (C) in the case of a Loan Party other than a Borrower, a Loan Party is the surviving entity in such merger or consolidation, and (D) in the case of a Restricted Subsidiary other than a Loan Party, either a Loan Party or a Restricted Subsidiary is the surviving entity in such merger or consolidation or the surviving entity contemporaneously therewith becomes a Restricted Subsidiary; or

(ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), or permit any Restricted Subsidiary to convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets other than conveyances, transfers, leases, or other dispositions between the Parent and any Restricted Subsidiary or between Restricted Subsidiaries or to any other Person who contemporaneously therewith becomes a Restricted Subsidiary;

provided that (A) the merger or consolidation of any of ENSCO Drilling (Caribbean), Inc., ENSCO Drilling Venezuela, Inc., and ENSCO de Venezuela, S.R.L. (collectively, the "Excepted Entities") into an entity which is not the Parent or a Restricted Subsidiary, or the sale by the Parent or any Restricted Subsidiary of any of the Excepted Entities or substantially all of their assets, shall be permitted hereunder, so long as no Rigs (other than the barge rig known as the ENSCO 1) which are owned by the Parent or any of its Subsidiaries on the date of this Agreement are owned directly or indirectly by such Excepted Entity at the time of such merger, consolidation, or sale, and so long as no Debt incurred in connection with the acquisition, construction, renovation, or upgrade of any Rig that is owned by such Excepted Entity on the date of such merger, consolidation, or sale is recourse to or guaranteed by the Parent or any of its Subsidiaries and (B) a merger or consolidation of a Restricted Subsidiary into any Person where the Restricted Subsidiary is not the surviving entity, or the sale or other disposition of all or substantially all of a Restricted Subsidiary's assets shall be permitted if (x) the fair market value of all consideration paid or payable (whether paid or payable in money, stock, or some other form, including, without limitation, by promissory note or some other installment obligation) on account of all such mergers, consolidations, sales and other dispositions does not exceed $350,000,000 in any fiscal year of the Parent, (y) no Event of Default shall have occurred and be continuing, and (z) after giving effect to the merger, consolidation, sale or other disposition on a pro forma basis, there would be no Event of Default.

(e) Multiemployer Plans or Multiple Employer Plans.  Except as already existing as of the date of this Agreement, create or otherwise cause or permit to exist or become effective, or permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective, any Multiemployer Plan or Multiple Employer Plan to which the Parent or any Restricted Subsidiary makes or accrues an obligation to make any contribution.

(f) Compliance with ERISA.  (i) Terminate any Plan, or permit any Restricted Subsidiary to terminate any Plan, so as to result in any liability of the Parent and the Restricted Subsidiaries to the PBGC in excess of $125,000,000, or (ii) permit to exist any occurrence of a Termination Event with respect to any Plan of the Parent or any Restricted Subsidiary for which there is an Insufficiency in excess of $125,000,000.

(g) ERISA Liabilities.  Create or suffer to exist, or permit any Restricted Subsidiary to create or suffer to exist, any ERISA Liabilities if immediately after giving effect to such ERISA Liabilities, the aggregate amount of ERISA Liabilities of the Parent and its Restricted Subsidiaries would exceed $125,000,000.

(h) Affiliate Transactions.  Make or permit any Restricted Subsidiary to make, directly or indirectly, any Investment in any Affiliate, any transfer, sale, lease or other disposition of any Property to any Affiliate, any purchase or acquisition of any Property from an Affiliate or any other arrangement or transaction directly or indirectly with or for the benefit of an Affiliate (including guaranties and assumptions of obligations of an Affiliate); provided that the following shall not be prohibited hereby: (i) any arrangement or other transaction with an Affiliate which are on terms and conditions as favorable to the Parent or such Restricted Subsidiary as those which would be obtained in a comparable arm's length transaction with a Person not an Affiliate, (ii) arrangements entered in the ordinary course of business with officers of the Parent, (iii) customary fees paid to members of the Board of Directors of the Parent, (iv) any and all transactions to be undertaken between the Parent and any of its Restricted Subsidiaries or between Restricted Subsidiaries, and (v) transactions otherwise expressly permitted herein.

(i) Business.  Engage, or permit any of its Restricted Subsidiaries to engage, in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Parent and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Parent and its Subsidiaries on the Effective Date.

(j) Use of Proceeds; Margin Regulations.  Use the proceeds of any Advance (i) for any purpose other than for general corporate purposes of the Loan Parties, capital expenditures and to backstop commercial paper to be used for general corporate purposes of the Loan Parties; (ii) for any purpose which violates or results in a violation of any law or regulation or this Agreement; (iii) for any purpose which violates Regulation T, U or X of the Federal Reserve Board; (iv) to extend credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board); (v) for any purpose which would result in margin stock (within the meaning of Regulation T, U or X of the Federal Reserve Board) comprising 25% or more of the assets (including any Equity Interests held in treasury) of the Parent and its Subsidiaries, taken as a whole or (vi) for any purpose which would violate any sanctions program administered by the Office of Foreign Assets Control of the United States of America (Title 31, Code of Federal Regulations, Chapter V, as amended), including, but not limited to, the sanctions program created pursuant to the Comprehensive Iran Sanctions, Accountability and Divestment Act of 2010 and any of the provisions of the Regulations of the United States of America Governing Transactions in Foreign Shipping of Merchandise (Title 31, Code of Federal Regulations, Chapter V, Part 505, as amended), as in effect from time to time.

(k) Restrictions on Payment of Dividends, Etc.  Permit any of its Restricted Subsidiaries to enter into any agreement limiting the ability of any Restricted Subsidiary to pay dividends or make loans and advances to any other Restricted Subsidiary or to the Parent; provided, however, notwithstanding the foregoing prohibition contained in this clause (k), a Restricted Subsidiary shall not be prohibited from entering into an agreement which restricts or limits the ability of such Restricted Subsidiary to pay dividends or distribute or otherwise assign revenues to any Person,

(i) for purposes of securing (A) Debt incurred by the Parent or such Restricted Subsidiary to acquire, construct, renovate, or upgrade any drilling rig or marine transportation vessel (including without limitation the Rigs) which is not owned by the Parent or any of its Subsidiaries on the Effective Date, or (B) Debt that is a refinancing of Debt described in clause (i)(A) above and that is permitted under clause (xii) of the definition of "Permitted Debt" and clause (xiii)(c) or (xiv)(c) of the definition of "Permitted Liens," in each case, so long as (x) any such restriction or limitation applies only to the earnings, revenues, or cash flow of such drilling rig or marine transportation vessel (including without limitation a Rig) acquired, constructed, renovated, or upgraded and (y) if such agreement is entered into pursuant to clause (i)(B) above, the terms of such agreement are not materially more restrictive than the original agreement,

(ii) if the Restricted Subsidiary party thereto is a non-wholly owned Subsidiary of the Parent and such agreement was existing at the time such Restricted Subsidiary was acquired by Parent or one of its Subsidiaries, and was not created in contemplation of such acquisition, and the limitations therein apply only to the property or Equity Interests of such Restricted Subsidiary at the time of such acquisition (and accessions, improvements and replacements in respect of such property) or

(iii) if such restrictions are temporary restrictions with respect to dividends, distributions or assignments by a Restricted Subsidiary contained in a written, enforceable agreement for the disposition of all or substantially all of the outstanding Equity Interests or assets of such Restricted Subsidiary, provided that such disposition is otherwise permitted hereunder.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default.  If any of the following events ("Events of Default") shall occur and be continuing:

(a) Any Borrower shall fail to pay (i) any principal or any interest hereunder or on any Note when due or (ii) any fee or other amount due hereunder or under any other Loan Document to which it is a party for more than three Business Days after such fee or other amount becomes due and payable; or

(b) Any Loan Party (other than a Borrower) shall fail to pay any amount payable by it under any Loan Document to which it is a party for more than three Business Days after such amount becomes due and payable; or

(c) Any representation or warranty made by any Loan Party (or any of its respective officers, agents or representatives) (including representations and warranties deemed made pursuant to Section 3.02 or Section 3.03) under or in connection with any Loan Document to which it is a party shall prove to have been incorrect in any material respect when made or deemed made; or

(d) Any Loan Party (i) shall fail to perform or observe any term, covenant or agreement applicable to such Person contained in Section 5.01(c), (e), (g), or (i), and such failure shall remain unremedied for 30 days after the earlier of (x) the date an officer of any Loan Party has actual knowledge of such failure and (y) the date written notice thereof shall have been given to any Loan Party by the Administrative Agent at the request of any Bank; (ii) shall fail to perform or observe any term, covenant or agreement applicable to such Person contained in Section 5.01(f), and such failure shall remain unremedied for 5 Business Days after the earlier of (x) the date an officer of any Loan Party has actual knowledge of such failure and (y) the date written notice thereof shall have been given to any Loan Party by the Administrative Agent at the request of any Bank; or (iii) shall fail to perform or observe any term, covenant or agreement applicable to such Person contained herein or in any other Loan Document that is not covered by Section 6.01(a), Section 6.01(b) or clause (i) or clause (ii) of this Section 6.01(d); or

(e) The Parent or any of its Subsidiaries shall (i) fail to pay any principal of or premium or interest on any Debt which is outstanding in the principal amount of at least $125,000,000 in the aggregate, of the Parent or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any Debt which is outstanding in the principal amount of at least $125,000,000 or permit or suffer any other event to occur or condition to exist under any agreement or instrument relating to any such Debt, and such default or other event or condition shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate, or to permit the acceleration of, the maturity of such Debt or require such Debt to be prepaid prior to the stated maturity thereof; or

(f) Any Loan Party or any of the Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of the Material Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or any Loan Party or any of the Material Subsidiaries shall take any action to authorize any of the actions set forth above in this subsection (e); or

(g) Any judgment, decree or order for the payment of money, the uninsured portion of which is in excess of $125,000,000, shall be rendered against any Loan Party or any of the Material Subsidiaries and remains unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h) Any Termination Event as defined in clause (b), (d) or (e) of the definition thereof with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Parent by the Administrative Agent, (i) such Termination Event shall still exist and (ii) the sum (determined as of the date of occurrence of such Termination Event) of the liabilities to the PBGC resulting from all such Termination Events is equal to or greater than $125,000,000; or

(i) Any Loan Party shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), exceeds $125,000,000 or requires payments exceeding $25,000,000 in any year; or

(j) Any Loan Party shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the Effective Date by an amount exceeding $125,000,000 in the aggregate; or

(k) A Change of Control occurs;

(l) Any event occurs creating any ERISA Liabilities which could reasonably be expected to have a Material Adverse Effect and such event is not cured within 30 days from the occurrence of such event; or

(m) The Credit Agreement, any Guaranty, or any Note, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of the Credit Agreement, any Guaranty, or any Note;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrowers, declare the obligation of each Bank to make Advances to be terminated, whereupon each such obligation and all of the Commitments shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrowers, declare the Obligations to be forthwith due and payable, whereupon the Obligations shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided that in the event of an actual or deemed entry of an order for relief with respect to a Borrower under the Bankruptcy Code, (a) the obligation of each Bank to make its Advances and all of the Commitments shall automatically be terminated and (b) the Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authority.  Each Bank hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Banks, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

SECTION 7.02. Administrative Agent Individually.

(a) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term "Bank" or "Banks" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

(b) Each Bank understands that the Person serving as Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the "Agent's Group") are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 7.02 as "Activities") and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates.  Furthermore, the Agent's Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrowers, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Bank understands and agrees that in engaging in the Activities, the Agent's Group may receive or otherwise obtain information (other than information required to be delivered by the Administrative Agent to the Banks pursuant to this Agreement) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Banks that are not members of the Agent's Group.  None of the Administrative Agent nor any member of the Agent's Group shall have any duty to disclose to any Bank or use on behalf of the Banks, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Bank such documents as are expressly required and provide such notifications as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Banks.

(c) Each Bank further understands that there may be situations where members of the Agent's Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder and under the other Loan Documents).  Each Bank agrees that no member of the Agent's Group is or shall be required to restrict its activities as a result of the Person serving as Administrative Agent being a member of the Agent's Group, and that each member of the Agent's Group may undertake any Activities without further consultation with or notification to any Bank.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agent's Group of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary or equitable duties (including without limitation any duty of trust or confidence) owing by the Administrative Agent or any member of the Agent's Group to any Bank including any such duty that would prevent or restrict the Agent's Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account, except that the Administrative Agent shall perform all of its obligations that are expressly required by this Agreement or any other Loan Document to which it is a party.

SECTION 7.03. Duties of Administrative Agent; Exculpatory Provisions.

(a) The Administrative Agent's duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Majority Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under the Bankruptcy Code or other debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of the Bankruptcy Code or other debtor relief law.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 8.01) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Parent or any Bank shall have given notice to the Administrative Agent describing such Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agent's Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its Related Parties to carry out any "know your customer" or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 7.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Advance, and in the case of a Borrowing, such Bank shall not have made available to the Administrative Agent such Bank's ratable portion of such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 7.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article VII and Section 8.05 (as though such sub-agents were the "Administrative Agent" under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 7.06. Non-Reliance on Administrative Agent and Other Banks.

(a) Each Bank confirms to the Administrative Agent, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Advances and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Advances and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of the Borrowers and each other Loan Party;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(iii) determining compliance or non-compliance with any condition hereunder to the making of an Advance, and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(iv) the adequacy, accuracy and/or completeness of any information delivered by the Administrative Agent, any other Bank or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document; provided that this Section 7.06(b)(iv) shall not affect any express obligations of Administrative Agent or any Bank under this Agreement to provide notices or information.

SECTION 7.07. Indemnification.  The Banks agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrowers), ratably according to the respective principal amounts of the Notes then held by each of them (or if no principal of the Notes is at the time outstanding or if any principal of the Notes is held by any Person which is not a Bank, ratably according to the respective amounts of their Commitments then existing, or, if no such principal amounts are then outstanding (or if any principal of the Notes is held by any Person which is not a Bank) and no Commitments are then existing, ratably according to the respective amounts of the Commitments existing immediately prior to the termination thereof), from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (expressly including any such claim, damage, loss, liability or expense attributable to the ordinary, sole or contributory negligence of such indemnified party, but excluding any such claim, damage, loss, liability or expense determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent).  it is the intent of the parties hereto that the Administrative Agent shall, to the extent provided in this Section 7.07, be indemnified for its own ordinary, sole or contributory negligence.  Without limitation of the foregoing, each Bank agrees to reimburse the Administrative Agent promptly upon demand for such Bank's ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, the Loan Documents, or any of them, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrowers.

SECTION 7.08. No Other Duties, etc.  Anything herein to the contrary notwithstanding, none of the Persons acting as Syndication Agent, Joint Lead Arrangers or Joint Book Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or as a Bank hereunder.

SECTION 7.09. Resignation by the Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Parent and the Banks.  Upon receipt of any such notice of resignation, the Majority Banks shall have the right, in consultation with the Parent, to appoint a successor, which shall be a commercial bank or trust company reasonably acceptable to the Parent.  If no such successor shall have been so appointed by the Majority Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the "Bank Appointment Period"), then the retiring Administrative Agent may on behalf of the Majority Banks, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Majority Banks, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Bank Appointment Period notify the Parent and the Majority Banks that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent's resignation which effective date shall be no earlier than three Business Days after the date of such notice.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent's resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank directly, until such time as the Majority Banks appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Parent and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 7.10. Syndication Agent, Joint Lead Arrangers, Joint Book Managers, Etc.  The Syndication Agent, Joint Lead Arrangers and Joint Book Managers have no duties or obligations under this Agreement.  None of the Syndication Agent, Joint Lead Arrangers or Joint Book Managers shall have, by reason of this Agreement or the Notes, a fiduciary relationship in respect of any Bank or the holder of any Note, and nothing in this Agreement or the Notes, express or implied, is intended or shall be construed to impose on any such agent or arranger any obligation in respect of this Agreement or the Notes.

SECTION 7.11. Removal of Administrative Agent.  Anything herein to the contrary notwithstanding, if at any time the Majority Banks determine that the Person serving as Administrative Agent is (without taking into account any provision in the definition of "Defaulting Lender" requiring notice from the Administrative Agent or any other party) a Defaulting Lender, the Majority Banks may by notice to the Parent and such Person remove such Person as Administrative Agent and, in consultation with the Parent, appoint a replacement Administrative Agent hereunder.  Such removal will, to the fullest extent permitted by applicable law, be effective on the earlier of (i) the date a replacement Administrative Agent is appointed and (ii) the date 30 days after the giving of such notice by the Majority Banks (regardless of whether a replacement Administrative Agent has been appointed).

SECTION 7.12. Cure of Defaulting Lender.  If the Parent and the Administrative Agent agree in writing in their discretion that a Bank is no longer a Defaulting Lender or Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.20), such Bank will, to the extent applicable, purchase at par such portion of outstanding Advances of the other Banks and/or make such other adjustments as the Administrative Agent may determine to be necessary to cause the Credit Extensions of the Banks to be on a pro rata basis in accordance with their respective Commitments, whereupon such Bank will cease to be a Defaulting Lender or Potential Defaulting Lender and will be a Non-Defaulting Lender (and such Credit Extension of each Bank will automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Bank was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Bank's having been a Defaulting Lender or Potential Defaulting Lender.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Amendments, Etc.  No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no amendment, waiver or consent shall, unless in writing and signed by all the Banks affected thereby, do any of the following: (a) waive any of the conditions specified in Article III, (b) increase or extend any Commitment of any Bank or subject any Bank to any additional obligation, (c) forgive or reduce the pricing of, principal of, or rate of interest on, the Notes or any fees or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, (e) take any action which requires the signing of all the Banks pursuant to the terms of any Loan Document, (f) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action under any Loan Document, (g) amend this Section 8.01, (h) release the Guaranties, and (i) modify Section 2.14(a) or any provision of Section 2.15(a) that deals with the ratable treatment of the Banks; and provided further that (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under any Loan Document and (y) the Fee Letters may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Anything herein to the contrary notwithstanding, during such period as a Bank is a Defaulting Lender, to the fullest extent permitted by applicable law, such Bank will not be entitled to vote in respect of amendments, waivers, determinations, consents, or notifications hereunder or under any other Loan Document, and the Commitment, outstanding Advances, and other extensions of credit of such Bank hereunder will not be taken into account in determining whether the Majority Banks or all of the Banks, as required, have approved any such amendment, waiver, determination, consent, or notification (and the definition of "Majority Banks" will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment, waiver, determination, consent, or notification that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.  If a Defaulting Lender's consent to an amendment, waiver, determination, consent, or notification is required pursuant to this Section 8.01 or any other provision in the Loan Documents, and such Defaulting Lender has failed to respond to a written request from the Administrative Agent to approve such waiver, amendment, determination, consent, or notification for 30 days after such Defaulting Lender's receipt of such request, such Defaulting Lender will be deemed to have approved such amendment, waiver, determination, consent, or notification.    Anything herein to the contrary notwithstanding, the Banks hereby irrevocably authorize the Administrative Agent to release (i) any Guarantor that becomes a Guarantor pursuant to Section 5.01(k) in accordance with the terms and conditions set forth in Section 5.01(k) and the Guaranty to which such Guarantor is a party and (ii) any Borrower that becomes a Borrower pursuant to Section 5.01(k) in accordance with the terms and conditions set forth in Section 5.01(k) and the Borrower Counterpart to which such Borrower is a party and release such Borrower as an obligor under any Note to which it is a party.

SECTION 8.02. Notices, Etc.

(a) All notices, demands, requests, consents and other communications provided for hereunder shall be in writing or by any telecommunication device capable of creating a written record (including electronic mail), and mailed, telecopied, or delivered, if to the Parent, at the address or telecopier number set forth below:

Ensco plc
6 Chesterfield Gardens
London W1J 5BQ
United Kingdom
Attn:  Chief Financial Officer
Telephone:  44 (0) 207 659 4600
Facsimile:  44 (0) 207 409 0399

with a copy to:

Ensco Treasury Department
Attn:           Treasurer
500 N. Akard, Suite 4300
Dallas, TX  75201-3331
Phone:  214-397-3000
Fax:  214-397-3670

Email:  treasury@enscoplc.com and/or mhowe@enscoplc.com

without limiting the provisions of Section 2.19, if to EII or EUI, at the address or telecopier number set forth below:

ENSCO International Incorporated
(or, in the case of EUI, ENSCO United Incorporated c/o ENSCOInternational Incorporated)
500 N. Akard, Suite 4300
Dallas, TX 75201-3331
Attn:  General Counsel
Phone: (214) 397-3000
Fax: (214) 397-3371
Email: cmoomjian@enscoplc.com

with a copy to:

ENSCO Treasury Department
Attn:  Treasurer
500 North Akard, Suite 4300
Dallas, Texas  75201-3331
Telephone:  214-397-3000
Facsimile:  214-397-3670
Email:  treasury@enscoplc.com and/or mhowe@enscoplc.com

without limiting the provisions of Section 2.19, if to EUL, at the address or telecopier number set forth below:

ENSCO Universal Limited
c/o Ensco plc
6 Chesterfield Gardens
London W1J 5BQ
United Kingdom
Telephone:  44 (0) 207 659 4600
Facsimile:  44 (0) 207 409 0399

with a copy to:

Ensco Treasury Department
Attn:           Treasurer
500 N. Akard, Suite 4300
Dallas, TX  75201-3331
Phone:  214-397-3000
Fax:  214-397-3670

Email:  treasury@enscoplc.com and/or mhowe@enscoplc.com

without limiting the provisions of Section 2.19, if to EOIC, at the address or telecopier number set forth below:

ENSCO Offshore International Company
c/o its Registered Office
Trident Trust Company (Cayman) Limited
P. O. Box 847
One Capital Place
Grand Cayman
Cayman Islands, BWI
Phone:  345-949-0880
Fax:  345-949-0881

with a copy to:

Ensco Treasury Department
Attn:           Treasurer
500 N. Akard, Suite 4300
Dallas, TX  75201-3331
Phone:  214-397-3000
Fax:  214-397-3670
Email:  treasury@enscoplc.com and/or mhowe@enscoplc.com

if to Global, at the address or telecopier number set forth below:

ENSCO Global Limited
c/o its Registered Office – Maples Corporate Services Limited
P.O. Box 309
Ugland House
Grand Cayman
KY1-1104, Cayman Islands
Fax:  345-949-8080

with a copy to:

Ensco Treasury Department
Attn:  Treasurer
500 N. Akard, Suite 4300
Dallas, TX  75201-3331
Phone:  214-397-3000
Fax:  214-397-3670
Email:  treasury@enscoplc.com and/or mhowe@enscoplc.com

if to any Bank, at its address for notices in such capacity indicated on Schedule II; if to the Administrative Agent, at its address or telecopier number set forth below:

Citibank, N.A.
1615 Brett Road
OPS III
New Castle, DE  19720
Attention:  Charles Huester
Telephone:  302-323-3188
Facsimile:    212-994-0961
Email:  charles.huester@citi.com

With a copy to:

Citibank, N.A.
388 Greenwich Street, 34th Floor
New York, NY 10013
Attention:  Robert Malleck
Telephone:  (212) 816-5435
Facsimile:   (212) 816-5429
Email:  robert.malleck@citi.com

or, as to the Loan Parties or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Parent and the Administrative Agent.

(b) All notices, demands, requests, consents and other communications described in clause (a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.03 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) subject to the limitations or exclusions upon those forms of Communications that may not be transmitted by means of Approved Electronic Communications, and other than any notice given to the Parent of an assignment under Section 8.06(a) (which notice shall be delivered by hand, including any overnight courier service, by mail, or by facsimile), if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in clause (a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VII shall not be effective until received by the Administrative Agent.

(c) Notwithstanding clauses (a) and (b) (unless the Administrative Agent requests that the provisions of clause (a) and (b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to oploanswebadmin@citigroup.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Parent.  Nothing in this clause (c) shall prejudice the right of the Administrative Agent or any Bank to deliver any Approved Electronic Communication to any Loan Party in any manner authorized in this Agreement or to request that any Borrower effect delivery in such manner.

SECTION 8.03. No Waiver; Remedies.  No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

SECTION 8.04. Costs, Expenses and Indemnity.  (a) The Borrowers agree to pay on demand, (i) all reasonable costs and expenses of the Administrative Agent, the Syndication Agent, and the Joint Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents and the other documents to be delivered under the Loan Documents, including the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect to preparation, execution and delivery of the Loan Documents and the satisfaction of the matters referred to in Sections 3.01 and 3.02, and (ii) all legal and other costs and expenses, if any, of the Administrative Agent and each Bank in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of the Loan Documents and the other documents to be delivered under the Loan Documents or incurred in connection with any workout, restructuring or bankruptcy.

(b) If any payment or purchase of principal of, or Conversion of, any LIBOR Advance or LIBOR Borrowing is made other than on the last day of an Interest Period relating to such Advance, as a result of a payment, purchase or Conversion pursuant to Section 2.07(f), 2.08, 2.09, 2.10, 2.11, 2.13, 2.16, or 2.18 or acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, the Borrowers shall, upon demand by any Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank any amounts required to compensate such Bank for any additional losses, costs or expenses (other than taxes, which are dealt with in Section 2.13) which it may reasonably incur as a result of such payment, purchase or Conversion, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain such Advance.

(c) The Borrowers agree, to the fullest extent permitted by law, to indemnify and hold harmless the Administrative Agent, the Joint Lead Arrangers, the Joint Book Managers, the Syndication Agent, each Bank and each other agent, arranger and manager and each of their respective Affiliates, directors, officers, employees and agents (collectively, "Indemnified Parties") from and against any and all claims, damages, losses, liabilities and expenses (including reasonable fees and disbursements of counsel and claims, damages, losses, liabilities and expenses relating to environmental matters, but excluding taxes, which are dealt with in Section 2.13) (collectively, "Losses") for which any of them may become liable or which may be incurred by or asserted against an Indemnified Party, in each case arising out of, related to or in connection with (i) any transaction in which any proceeds of all or any part of the Advances are applied, (ii) breach by a Loan Party of any Loan Document, (iii) violation by the Parent or any of its Subsidiaries of any Environmental Law or any other law, rule, regulation or order, (iv) any Lien granted pursuant to any Loan Document, (v) ownership by any Indemnified Party of any property following foreclosure (or similar action) under any of the Loan Documents, to the extent such Losses arise out of or result from (x) any Hazardous Materials located in, on or under the property of the Parent or any Subsidiary on the date of such foreclosure (or similar action) or (y) operation of any such property on or before the date of such foreclosure (or similar action), including Losses which are imposed upon Persons under any Environmental Law solely by virtue of ownership, (vi) any Indemnified Party's being deemed an operator of any property of the Parent or any of its Subsidiaries by a court or other Person, to the extent such Losses  arise out of or result from any Hazardous Materials located in, on or under any such property, or (vii) any investigation, litigation, or proceeding, whether or not any Indemnified Party is a party thereto, related to or in connection with any of the foregoing or any Loan Document (expressly including any such losses attributable to the ordinary, sole or contributory negligence or strict liability of such indemnified party, but excluding any such losses determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such indemnified party).  It is the intent of the parties hereto that each indemnified party shall, to the extent provided in this Section 8.04(c), be indemnified for their own ordinary, sole or contributory negligence and their own strict liabilities.

(d) None of the Indemnified Parties shall be liable to any Borrower for amounts constituting punitive, treble or exemplary damages arising out of or in connection with any breach by any Indemnified Party of any of its obligations hereunder.  No Borrower shall be liable to the Administrative Agent or the Banks for amounts constituting punitive, treble or exemplary damages arising out of or in connection with any breach by a Borrower of any of its obligations hereunder.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 8.05. Right of Set-Off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of a Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement and the Note held by such Bank, irrespective of whether or not such Bank shall have made any demand under this Agreement or such Note and although such obligations may be unmatured; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Banks and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Bank agrees promptly to notify such Borrower after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Bank under this Section are in addition to other rights and remedies (including other rights of set-off) which such Bank may have.

SECTION 8.06. Assignments and Participations.  (a) Each Bank may, in accordance with applicable law, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Advances owing to it and the Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement, (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement, the sum of the Commitment of the assigning Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 (and in increments of $1,000,000 in excess thereof), (iii) each such assignment shall be to an Eligible Assignee, (iv) the consent of the Administrative Agent and, if no Event of Default exists, the Parent (such consent not to be unreasonably withheld) shall be required unless such assignment is to a Bank or an Affiliate of a Bank that is not a Defaulting Lender or Potential Defaulting Lender; provided however, that the Parent shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received written notice thereof (which notice shall be delivered by hand, including any overnight courier service, by mail, or by facsimile), (v) the parties to each such assignment shall execute and deliver to the Administrative Agent, for recording by the Administrative Agent in the Register, an Assignment and Acceptance, together with any Notes then held by such assigning Bank and any Notes then held by such assignee and a processing and recordation fee of $3,500 and (vi) no such assignment will be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (vi).  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, (y) the Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto except that the rights under Sections 2.06, 2.10, 2.13 and 8.04 of such Bank shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a party hereto), and (z) unless the Parent in its sole discretion otherwise consents, no such assignee shall be entitled to receive any greater payment pursuant to Sections 2.06, 2.10 and 2.13 than the assigning Bank would have been entitled to receive with respect to the rights assigned to such assignee, except as a result of circumstances arising after the date of such assignment.  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(b) By executing and delivering an Assignment and Acceptance, the Bank assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any other Person or the performance or observance by any Borrower or any other Person of any of its respective obligations under any Loan Document or any other instrument or document furnished pursuant hereto or in connection herewith; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(d) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, any of the other Loan Documents or any other instrument or document; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers and discretion as are reasonably incidental thereto; and (ix) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

(c) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitment of and the principal amount of the Advances owing to, each Bank from time to time (the "Register").  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and an assignee representing that it is an Eligible Assignee, together with any Notes then held by such assigning Bank and any Notes then held by such assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit D, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt written notice thereof (which notice shall be delivered by hand, including any overnight courier service, by mail, or by facsimile) to the Borrowers.  Within five Business Days after its receipt of such notice, an authorized officer of each Borrower shall execute and deliver to the Administrative Agent (i) in exchange for any surrendered Notes a new Note payable to the order of such Eligible Assignee (if a new Note is requested by such Eligible Assignee) in an amount equal to its Commitment after giving effect to such Assignment and Acceptance and, if the assigning Bank has retained a Commitment hereunder, a new Note payable to the order of the assigning Bank (if an new Note is requested by the assigning Bank) in an amount equal to the Commitment retained by it hereunder (such new Notes, if any, shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, if any, shall be dated the effective date of such Assignment and Acceptance, shall be properly completed and shall otherwise be in substantially the form of Exhibit B).

(e) Each Bank, in accordance with applicable law, may sell participations to one or more banks or other entities (other than the Parent or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including all or a portion of any of its Commitments, the Advances owing to it and the Note held by it); provided that (i) such Bank's obligations under this Agreement (including its Commitments to the Borrowers hereunder) shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Bank shall remain the holder of any such Notes for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) the terms of any such participation shall not restrict such Bank's ability to make any amendment or waiver of this Agreement or any Note or such Bank's ability to consent to any departure by a Borrower therefrom without the approval of the participant, except that the approval of the participant may be required to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and (vi) unless the Parent in its sole discretion otherwise consents, no such participant shall be entitled to receive any greater payment pursuant to Sections 2.06, 2.10 and 2.13 than such Bank would have been entitled to receive with respect to the rights assigned to such participant by such Bank except as a result of circumstances arising after the date of such participation to the extent that such circumstances affect other Banks and participants generally, and (vii) each participant that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall provide to the Administrative Agent and the Parent a U.S. Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the U.S. Internal Revenue Service, duly completed and certifying that such participant is fully exempt from United States withholding taxes with respect to all payments to be made to such participant under such participation agreement, or other documents satisfactory to the Parent and the Administrative Agent indicating that all payments to be made to such participant under such participation agreement are fully exempt from such withholding taxes, and neither the Borrowers nor the Administrative Agent shall have any obligation to pay to any participant any taxes, penalties, interest or other expenses, costs and losses incurred or payable by the Borrowers or the Administrative Agent as a result of the failure of such participant to obtain such additional duly completed and signed copies of one or the other of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be required under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all amounts to be received by such participant.

(f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.06, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers or any of their Affiliates furnished to such Bank by or on behalf of the Borrowers or any of their Affiliates; provided, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to comply with Section 8.09.

(g) Notwithstanding any other provision set forth in this Agreement, any Bank may at any time (i) create a security interest in all or any portion of its rights under the Loan Documents (including the Advances owing to it and the Notes held by it) including in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board and (ii) upon notice to the Borrowers and the Administrative Agent, assign all or any portion of its rights and obligations under the Loan Documents to any of its Affiliates.

(h) Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, participants to the extent provided in paragraph (e) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(i) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder (including pursuant to Section 2.16), no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Bank (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances in accordance with its Ratable Portion.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

SECTION 8.07. Governing Law; Entire Agreement.  This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws of the State of New York.  This Agreement, the Notes, the other Loan Documents and any fee letter pertaining hereto accepted by the Parent constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

SECTION 8.08. Interest.  It is the intention of the parties hereto that the Administrative Agent and each Bank shall conform strictly to usury laws applicable to it, if any.  Accordingly, if the transactions with the Administrative Agent or any Bank contemplated hereby would be usurious under applicable law, if any, then, in that event, notwithstanding anything to the contrary in the Notes, this Agreement or any other agreement entered into in connection with this Agreement or the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by the Administrative Agent or such Bank, as the case may be, under the Notes, this Agreement or under any other agreement entered into in connection with this Agreement or the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law and any excess shall be cancelled automatically and, if theretofore paid, shall at the option of the Administrative Agent or such Bank, as the case may be, be applied on the principal amount of the obligations owed to the Administrative Agent or such Bank, as the case may be, by the Loan Parties or refunded by the Administrative Agent or such Bank, as the case may be, to the applicable Loan Party, and (b) in the event that the maturity of any Note or other obligation payable to the Administrative Agent or such Bank, as the case may be, is accelerated or in the event of any permitted prepayment, then such consideration that constitutes interest under law applicable to the Administrative Agent or such Bank, as the case may be, may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to the Administrative Agent or such Bank, as the case may be, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall, at the option of the Administrative Agent or such Bank, as the case may be, be credited by the Administrative Agent or such Bank, as the case may be, on the principal amount of the obligations owed to the Administrative Agent or such Bank, as the case may be, by the Loan Parties or refunded by the Administrative Agent or such Bank, as the case may be, to the applicable Loan Party.

SECTION 8.09. Confidentiality.  Each of the Administrative Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates' respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Parent or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Bank or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, "Information" means all information received from the Parent or any of its Subsidiaries relating to the Borrowers or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Bank on a non-confidential basis prior to disclosure by the Parent or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 8.10. Treatment of Information.

(a) Certain of the Banks may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties or their securities ("Restricting Information").  Other Banks may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Bank acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Bank, by participating in any conversations or other interactions with a Bank or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Bank may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Bank has or has not limited its access to Restricting Information, such Bank's policies or procedures regarding the safeguarding of material, nonpublic information or such Bank's compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party or Bank or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Bank.

(b) Each Loan Party agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Banks whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked "PUBLIC" if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof, (ii) by marking Communications "PUBLIC," each Loan Party shall be deemed to have authorized the Administrative Agent and the Banks to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.09) with respect to such Loan Party or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked "PUBLIC" may be delivered to all Banks and may be made available through a portion of the Approved Electronic Platform designated "Public Side Information," and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked "PUBLIC" as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated "Public Side Information."  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, any Bank or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Bank that may decide not to take access to Restricting Information.  Nothing in this Section 8.10 shall modify or limit a Bank's obligations under Section 8.09 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c) Each Bank acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Bank agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee's contact information) on such Bank's administrative questionnaire provided to and in a form supplied by the Administrative Agent.  Each Bank agrees to notify the Administrative Agent from time to time of such Bank's designee's e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d) Each Bank acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Banks generally.  Each Bank that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Banks may have access to Restricting Information that is not available to such electing Bank.  None of the Administrative Agent nor any Bank with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Bank or to use such Restricting Information on behalf of such electing Bank, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e) The provisions of the foregoing clauses of this Section 8.10 are designed to assist the Administrative Agent, the Banks and the Loan Parties, in complying with their respective contractual obligations and applicable law in circumstances where certain Banks express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Banks hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party's or Bank's adherence to such provisions will be sufficient to ensure compliance by such Loan Party or Bank with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Banks and each Loan Party assumes the risks associated therewith.

SECTION 8.11. USA Patriot Act Notice.  Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Bank or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

SECTION 8.12. Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or the Banks hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the "Judgment Currency") other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the "Agreement Currency"), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

SECTION 8.13. Consent to Jurisdiction.  Each Loan Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof, in any action or proceeding brought by the Administrative Agent or any Bank arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment.  Each Loan Party hereby agrees that a final nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each Loan Party agrees that any action or proceeding brought by Parent or any of its Subsidiaries against the Administrative Agent, any Bank, or their Affiliates arising out of or relating to any Loan Documents shall be brought exclusively in the United States District Court for the Southern District of New York (or the state courts sitting in the Borough of Manhattan in the event the Southern District of New York lacks subject matter jurisdiction), and any appellate court from any thereof.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Bank may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in any court of competent jurisdiction, including the jurisdictions of incorporation of any Loan Party not incorporated in the United States.

SECTION 8.14. Appointment of Process Agent.

(a) Each of the Parent, EUL, Global, and EOIC hereby appoints, and shall maintain the appointment of, CT Corporation System (the "Process Agent"), with an office on the Effective Date at 111 Eighth Avenue, New York, NY 10011, as its agent to receive on behalf of it and its properties service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing by certified mail a copy of such process to the Parent, EUL, Global, or EOIC, as applicable, in care of the Process Agent at the Process Agent's above address, with a copy to the Parent, EUL, Global, or EOIC, as applicable, at its address specified herein, and each of the Parent, EUL, Global, and EOIC hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.  As an alternative method of service, each of the Parent, EUL, Global, and EOIC also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address specified herein.  Each of the Parent, EUL, Global, and EOIC agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Section shall affect the right of any Bank or the Administrative Agent to serve legal process in any other manner permitted by applicable law or affect the right of any Bank or the Administrative Agent to bring any suit, action or proceeding against each of the Parent, EUL, Global, and EOIC or its property in the courts of other jurisdictions.

(b) Substantially concurrent with the Pride Merger Effective Date, the Parent shall cause Pride International to appoint the Process Agent as its agent which appointment shall be made and maintained in a manner substantially consistent with the appointment of service in Section 8.14(a) above.

SECTION 8.15. Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 8.16. Waiver of Immunity. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH BORROWER HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS.

SECTION 8.17. Waiver of Consequential Damages.  EACH OF THE LOAN PARTIES, THE ADMINISTRATIVE AGENT, AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY ACTION OR PROCEEDING REFERRED TO IN SECTION 8.13 ANY EXEMPLARY, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES; PROVIDED THAT NOTHING HEREIN SHALL CONSTITUTE A WAIVER BY THE ADMINISTRATIVE AGENT, OR ANY BANK OF ANY RIGHT TO RECEIVE FULL PAYMENT OF ALL OBLIGATIONS OWED BY ANY BORROWER UNDER THE LOAN DOCUMENTS.

SECTION 8.18. Posting of Approved Electronic Communications.

(a) Each of the Banks and each Loan Party agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Banks by posting such Approved Electronic Communications on IntraLinks™, Debt Domain, or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the "Approved Electronic Platform").

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Banks and each Loan Party acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Banks and each Loan Party hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED "AS IS" AND "AS AVAILABLE".  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OTHER MEMBER OF THE AGENT'S GROUP WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Banks and each Loan Party agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent's generally-applicable document retention procedures and policies.

SECTION 8.19. Margin Stock.  Each Bank hereby represents to the other Banks and the Administrative Agent that it is not relying on margin stock as collateral in extending, issuing, or maintaining any Advance.

SECTION 8.20. Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 8.21. Domicile of Loans.  Subject to Section 2.13(f), each Bank may transfer and carry its loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank provided that no Bank shall be relieved of its Commitment as a result thereof.

SECTION 8.22. Binding Effect.  This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent and when the Administrative Agent shall have, as to each Bank, either received a copy of a signature page hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of and be enforceable by each Borrower, the Administrative Agent and each Bank and their respective successors and assigns, except that the Borrowers shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of the Administrative Agent and each Bank.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS AND GUARANTORS:

ENSCO PLC, as a Borrower and a Guarantor

By:  /s/ James W. Swent III
Name:  James W. Swent III
Title:   Senior Vice President and Chief Financial     Officer

ENSCO INTERNATIONAL INCORPORATED, as a Borrower and a Guarantor

By:  /s/ Tom L. Rhoades
Name: Tom L. Rhoades
Title: Vice President and Treasurer

ENSCO UNIVERSAL LIMITED, as a Borrower

By:  /s/ James W. Swent III
Name: James W. Swent III
Title: Secretary

ENSCO OFFSHORE INTERNATIONAL
COMPANY, as a Borrower

By:  /s/ Derek A. Sangster
Name: Derek A. Sangster
Title: Vice President, Secretary and Treasurer

ENSCO GLOBAL LIMITED, as a Guarantor

By:  /s/ Tom L. Rhoades
Name: Tom L. Rhoades
Title: Assistant Treasurer

ENSCO UNITED INCORPORATED, as a Guarantor

By:  /s/ Tom L. Rhoades
Name: Tom L. Rhoades
Title: Vice President and Treasurer

ADMINISTRATIVE AGENT:

CITIBANK, N.A., as Administrative Agent

By:  /s/ Shannon Tweeney
Name:  Shannon Sweeney
Title:    Vice President

BANKS AND OTHER AGENTS:

CITIBANK, N.A., as a Bank

By:  /s/ Shannon Tweeney
Name:  Shannon Sweeney
Title:    Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as a Bank

By:  /s/ Philippe Sandmeier
Name: Philippe Sandmeier
Title: Managing Director

By:  /s/ Ming K. Chu
Name: Ming K. Chu
Title: Vice President

DEUTSCHE BANK SECURITIES INC., as Syndication Agent

By:  /s/ Robert Danziger
Name: Robert Danziger
Title: Managing Director

By:  /s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Bank

By:  /s/ T. Alan Smith
Name: T. Alan Smith
Title: Managing Director

DNB NOR BANK ASA, as a Bank

By:  /s/ Barbara Gronquist
Name: Barbara Gronquist
Title: Senior Vice President

By:  /s/ Stian Lovseth
Name:  Stian Lovseth
Title:    Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Bank

By:  /s/ William S. Rogers
Name:  William S. Rogers
Title:    Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank

By:  /s/ Alan Vitulich
Name:  Alan Vitulich
Title:    Vice President

COMPASS BANK, as a Bank

By:  /s/ Lisa Bills
Name:  Lisa Bills
Title:    Vice President

NATIXIS, as a Bank

By:  /s/ Louis P. Laville, III
Name:  Louis P. Laville, III
Title:    Managing Director

By:  /s/ Liana Tchernysheva
Name:  Liana Tchernysheva
Title:    Managing Director

BANK OF AMERICA, N.A., as a Bank

By:  /s/ Joseph Scott
Name:  Joseph Scott
Title:    Director

LLOYDS TSB BANK PLC, as a Bank

By:  /s/ Karen Welch
Name:  Karen Welch
Title:    Vice President

By:  /s/ Julia R. Franklin
Name:  Julia R. Franklin
Title:    Assistant Vice President

THE BANK OF NOVA SCOTIA, as a Bank

By:  /s/ John Frazell
Name:  John Frazell
Title:    Director

BNP PARIBAS, as a Bank

By:  /s/ Guillame Deve
Name:  Guillame Deve
Title:    Managing Director

By:  /s/ Sriram Chandrasekaran
Name:  Sriram Chandrasekaran
Title:    Vice President

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